Exhibit (a)(1)(A)

Offer To Purchase

All Outstanding Shares of Common Stock

of

PROVENTION BIO, INC.

at

$25.00 Per Share, Net in Cash

by

ZEST ACQUISITION SUB, INC.,

an indirect wholly owned subsidiary of

SANOFI

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON APRIL 20, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Zest Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Sanofi, a French société anonyme (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Provention Bio, Inc., a Delaware corporation (the “Company”), at a purchase price of $25.00 per Share in cash (the “Offer Price”) without interest and subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 2023 (as it may be amended from time to time, the “Merger Agreement”), among the Company, Parent and Purchaser, pursuant to which, unless otherwise agreed by the Company, Parent and Purchaser, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and effected without a vote of the Company stockholders. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than Shares (i) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser), or by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (ii) irrevocably accepted by Purchaser for purchase in the Offer) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any withholding of taxes required by applicable legal requirements.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition (as defined below in the “Summary Term Sheet”), (ii) the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”), and (iii) the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”). There is no financing condition to the Offer. The Offer is subject to various additional

i

conditions. See Section 15—“Conditions of the Offer.” A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page v of this Offer to Purchase.

The Board of Directors of the Company (the “Company Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 800-5195

Banks and Brokers may call collect: (212) 750-5833

IMPORTANT

If your Shares are registered in your name and you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered or (ii) follow the procedure for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.” If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser and request they effect the transaction for you before the expiration of the Offer.

Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, if your Shares are registered in their name.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Zest Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Sanofi, a French société anonyme (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Provention Bio, Inc., a Delaware corporation (the “Company”), at a purchase price of $25.00 per Share in cash (the “Offer Price”) without interest and subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). The following are some questions you may have as a stockholder of the Company and answers to those questions. The information contained in this summary term sheet is a summary only, and may not contain all of the information that is important to you, and is not meant to be a substitute for the more detailed descriptions and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. Except as otherwise set forth herein, the information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been based upon publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources or information provided by the Company. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or accuracy of any such information.

Securities Sought	All of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company.

Price Offered Per Share	$25.00 in cash, without interest and subject to any withholding of taxes required by applicable legal requirements.

Scheduled Expiration of Offer	One minute following 11:59 P.M., Eastern Time, on April 20, 2023, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Zest Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Sanofi.

Company Board Recommendation	The Company Board unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

Zest Acquisition Sub, Inc., a Delaware corporation, is offering to purchase all of the outstanding Shares at a price per share of $25.00 in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, on the terms and subject to the conditions set forth in this Offer to Purchase. Purchaser was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement (the “Transactions”). Purchaser is a wholly owned direct subsidiary of Aventis Inc., a Delaware corporation (“Aventis”), and Aventis is a wholly owned direct subsidiary of Parent. Parent is dedicated to supporting people through their health challenges. Parent is a global biopharmaceutical company focused on human health. Parent prevents illness with vaccines, and provides innovative treatments to fight pain and ease suffering. Parent stands by the few who suffer from rare diseases and the millions with long-term chronic conditions.

v

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent. We use the term “Purchaser” to refer to Zest Acquisition Sub, Inc. alone, the term “Parent” to refer to Sanofi alone and the term the “Company” to refer to Provention Bio, Inc. Unless the context otherwise requires, we use the term “Shares” to refer to shares of common stock, par value $0.0001 per share, of the Company.

See Section 8 – “Certain Information Concerning Parent, Purchaser, and Certain Related Persons.”

What is the class and amount of securities sought pursuant to the Offer?

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the Shares that are the subject of the Offer.

See Section 1 – “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the Company. Following the consummation of the Offer, we are required to complete the Merger (as defined below) as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser. Upon completion of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from the NASDAQ Global Select Stock Market (“NASDAQ”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

The Offer is open to all record holders and beneficial owners of Shares.

How much are you offering to pay?

Purchaser is offering to pay $25.00 per Share in cash, without interest and subject to any withholding of taxes required by applicable legal requirements. We refer to this amount as the “Offer Price.”

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the holder of record of your Shares and you directly tender your Shares to us (through the Depositary) in the Offer, you will not be obligated to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult such institutions as to whether any service fees or commissions will apply.

See the “Introduction” to this Offer to Purchase and Section 18 – “Fees and Expenses.”

Is there an agreement governing the Offer?

Yes. The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of March 12, 2023 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company, after which the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and an indirect wholly owned subsidiary of Parent (such merger, the “Merger”).

See Section 11 – “The Merger Agreement; Other Agreements” and Section 15 – “Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

The receipt of cash in exchange for your Shares in the Offer or, assuming you do not tender your Shares pursuant to the Offer and the Offer is consummated, in exchange for your Shares in the Merger, will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer”). In general, provided that you are a U.S. Holder and hold your Shares as capital assets, you will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash you receive and (ii) your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will generally be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer” for a more detailed discussion of the tax treatment of the Offer and the Merger (including for Non-U.S. Holders (as defined in that section)).

The U.S. federal, state, local and foreign income and other tax consequences to holders or beneficial owners of options or warrants participating in the Merger with respect to such options or warrants are not discussed herein, and such holders or beneficial owners of options or warrants are strongly encouraged to consult their own tax advisors regarding such tax consequences. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

Yes. We estimate that we will need approximately $2.9 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. Parent expects to fund the Offer and the Merger using cash on hand. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.

See Section 9 – “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

We do not think Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

through Parent, we will have sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer, all Shares converted into the right to receive the Offer Price in the Merger; and

•	the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 – “Source and Amount of Funds” and Section 11 – “The Merger Agreement; Other Agreements.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 – “Conditions of the Offer,” including, among other conditions, the Minimum Tender Condition. The “Minimum Tender Condition” means that the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), represents at least one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer.

How long do I have to decide whether to tender my Shares in the Offer?

You will have until one minute following 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) to tender your Shares in the Offer. The term “Expiration Date” means April 20, 2023, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares.

See Section 1 – “Terms of the Offer” and Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser must extend the Offer:

(i)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or NASDAQ applicable to the Offer;

(ii)	for periods of up to ten business days per extension if at any scheduled Expiration Date the Minimum Tender Condition has not been satisfied; and

(iii)

for periods of up to ten business days per extension if at any scheduled Expiration Date any of the other conditions to Purchaser’s obligation to accept for payment and pay for the Shares set forth on Annex I to the Merger Agreement and described below under Section 15 – “Conditions of the Offer” (the “Offer Conditions”) is not satisfied and has not been waived by Parent or Purchaser (to the extent permitted under the Merger Agreement).

However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date (defined below).

The “Outside Date” means December 12, 2023; provided, that if, on the Outside Date, all of the conditions to the closing of the Merger and the Offer Conditions, other than the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”) or the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”, but in the case of the Regulatory Condition, solely to the extent that such judgment, order, injunction, action or law arises under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any antitrust law), shall have been satisfied or waived, then the Outside Date will be automatically extended no more than twice, by a period of 90 days each time (and in the case of such extension(s), any reference to the Outside Date in any other provision of the Merger Agreement will reference the Outside Date, as so extended).

See Section 1 – “Terms of the Offer” and Section 11 – “The Merger Agreement; Other Agreements.”

Will there be a subsequent offering period?

It is not expected that there will be, and the Merger Agreement does not provide for, a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

See Section 1 – “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Continental Stock Transfer & Trust Company, which is the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

See Section 1 – “Terms of the Offer.”

What are the most significant conditions to the Offer?

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by one minute following 11:59 P.M., Eastern Time, on the scheduled Expiration Date of the Offer, including, among other conditions:

•	the Minimum Tender Condition;

•	the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”);

•	the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”);

•

the accuracy of the Company’s representations and warranties set forth in the Merger Agreement as of specified times, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and

•	no Material Adverse Effect (as defined in Section 11 – “The Merger Agreement; Other Agreements”) having occurred after March 12, 2023 that is continuing.

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 – “Conditions of the Offer.” The Offer is not subject to any financing condition.

How do I tender my Shares?

If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Offer Expiration Time. If you hold your Shares as the registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Offer Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

We are not providing for guaranteed delivery procedures. Therefore, the Company stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Depository. In addition, for the Company stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message (as defined herein), in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date. The Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments without interest and net of any withholding of taxes required by applicable legal requirements, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until one minute following 11:59 P.M., Eastern Time, on the Expiration Date. In addition, if we have not accepted your Shares for payment by the end of May 23, 2023, you may withdraw them at any time after that date until we accept your Shares for payment.

See Section 4 – “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4 – “Withdrawal Rights.”

Has the Offer been approved by the Board of Directors of the Company?

Yes. The Company Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the reasons for the Company Board’s recommendation and approval of the Offer and the Merger are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the Company Board.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?

No. We are required to complete the Merger as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser. Once the Merger takes place, the Company will

x

be a wholly owned, indirect subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from NASDAQ and deregistered under the Exchange Act.

See Section 13 – “Certain Effects of the Offer.”

Will a meeting of the Company’s stockholders be required to approve the Merger?

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such constituent corporation that would be entitled to vote on the merger (other than any shares held by the constituent corporation, the corporation making such offer, any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer, and any direct or indirect wholly owned subsidiaries of any of the foregoing);

•

following the consummation of the tender offer, the acquiring corporation owns at least such percentage of stock of such constituent corporation that, absent Section 251(h) of the DGCL, would otherwise be required to adopt the agreement of merger for such constituent corporation; and

•

each outstanding share of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into the same consideration for their stock in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

If the Offer is consummated and no order, injunction or decree by any Governmental Body (as defined in Section 11 – “The Merger Agreement”) of competent jurisdiction (whether preliminary, permanent or a temporary restraining order) that prevents the consummation of the Merger is in effect, and no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced (and is still in effect) by any Governmental Body that prohibits or makes illegal the consummation of the Merger, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), all of the then issued and outstanding Shares (other than Shares (a) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, held by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser), or held by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (b) irrevocably accepted by Purchaser for purchase in the Offer), will be converted in the Merger into the right to receive an amount equal to the Offer Price (without interest and subject to any withholding of taxes required by applicable legal requirements).

If the Merger is completed, the Company’s stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and otherwise comply in all respects with the requirements for appraisal under Section 262 of the DGCL. See Section 17 – “Appraisal Rights.” However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of the Company’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from NASDAQ, and the Company will no longer be required to make filings with the SEC under the Exchange Act or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

See the “Introduction” to this Offer to Purchase, Section 11 – “The Merger Agreement; Other Agreements” and Section 13 – “Certain Effects of the Offer.”

What will happen to my stock options (if any) in the Offer and the Merger?

The Offer is being made only for Shares, and not for outstanding options to purchase Shares granted under the Company’s 2017 Equity Incentive Plan (as amended and restated) and the Company’s 2020 Inducement Plan (as amended) (each a “Company Stock Option”) issued by the Company. Holders of outstanding vested but unexercised Company Stock Options that have not yet been settled in Shares may participate in the Offer only if they first exercise such Company Stock Options in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise or in connection with such settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Company Stock Options that the holder will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the Merger Agreement, each Company Stock Option that is outstanding and vested immediately prior to the Effective Time will be cancelled, and in exchange for such cancellation, the holder of such cancelled Company Stock Option will be entitled to receive an amount in cash (without interest and less applicable tax withholdings) equal to the product of the total number of Shares underlying the vested Company Stock Option multiplied by the excess, if any, of the Offer Price over the applicable exercise price per Share under such Company Stock Option.

Pursuant to the Merger Agreement, except as otherwise agreed with Parent, each Company Stock Option that is outstanding and unvested immediately prior to the Effective Time, whether or not then subject to any performance or other vesting condition, will (i) accelerate and become fully vested immediately prior to the Effective Time, with any performance condition deemed achieved in full and (ii) be cancelled and in exchange for such cancellation, the holder of such cancelled Company Stock Option will be entitled to receive an amount in cash (without interest and less applicable tax withholdings) equal to the product of the total number of Shares underlying the unvested Company Stock Option (after giving effect to the acceleration of vesting described in this paragraph) multiplied by the excess, if any, of the Offer Price over the applicable exercise price per Share under such Company Stock Option.

See Section 11 – “The Merger Agreement; Other Agreements.”

What is the market value of my Shares as of a recent date?

On March 10, 2023 the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $6.70 per Share. On March 23, 2023, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on NASDAQ was $23.83 per Share. We encourage you to obtain current market quotations for Shares before deciding whether to tender your Shares.

See Section 6 – “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

No.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer, and the Merger is completed, holders of Shares including beneficial owners immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.

See Section 17 – “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), toll free at (877) 800-5195. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

Zest Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Sanofi, a French société anonyme (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share, (the “Shares”), of Provention Bio, Inc., a Delaware corporation (the “Company”), at a purchase price of $25.00 per Share in cash (the “Offer Price”) without interest and subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 2023 (as it may be amended from time to time, the “Merger Agreement”), among the Company, Parent and Purchaser, pursuant to which, unless otherwise agreed by the Company, Parent and Purchaser, as soon as practicable following consummation of the Offer (but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger), and subject to the satisfaction or waiver of the conditions to the Merger, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and effected without a vote of the Company stockholders. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), other than Shares (a) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, held by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser), or held by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (b) irrevocably accepted by Purchaser for purchase in the Offer, will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any withholding of taxes required by applicable legal requirements. Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11 – “The Merger Agreement; Other Agreements.”

Tendering stockholders who are the holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, as provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Company Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the Company Board’s reasons for recommending that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer, and for authorizing and approving the

Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are set forth in the Company’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of Offer and Merger” and “Reasons for Recommendation.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition, (ii) the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”), and (iii) the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”). The “Minimum Tender Condition” means that the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), represents at least one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer.

See Section 15 – “Conditions of the Offer.” There is no financing condition to the Offer.

The Company has advised Parent that at a meeting of the Company Board held on March 12, 2023, Centerview Partners LLC (“Centerview”) rendered to the Company Board its oral opinion, subsequently confirmed in its written opinion dated March 12, 2023 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Offer Price to be paid to the holders of Shares (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Centerview, dated March 12, 2023, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview in connection with its opinion and is attached as Annex A-2 to the Schedule 14D-9. The opinion of Centerview does not constitute a recommendation to any stockholder of the Company as to whether or not such holder should tender Shares in connection with the Offer or otherwise act with respect to the Transactions or any other matter.

The Company has further advised Parent that at a meeting of the Company Board held on March 12, 2023, BofA Securities, Inc. (“BofA”) rendered to the Company Board its oral opinion, subsequently confirmed in its written opinion dated March 12, 2023 that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the Offer Price to be received in the Transactions by holders of Shares (other than holders of Shares (i) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, (ii) held by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser) or (iii) irrevocably accepted for purchase in the Offer) was fair, from a financial point of view, to such holders. The full text of the written opinion of BofA, dated March 12, 2023, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by BofA in connection with its opinion and is attached as Annex A-1 to the Schedule 14D-9. The opinion of BofA does not constitute a recommendation to any stockholder of the Company as to whether or not such holder should tender Shares in connection with the Offer or otherwise act with respect to the Transactions or any other matter.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price in cash (the “Merger Consideration”) without interest and subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date pay for, all Shares validly tendered prior to one minute following 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) and not validly withdrawn as described in Section 4 – “Withdrawal Rights.” The term “Expiration Date” means April 20, 2023, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15 – “Conditions of the Offer.”

The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser must extend the Offer:

(i)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or NASDAQ applicable to the Offer;

(ii)	for periods of up to ten business days per extension if at any scheduled Expiration Date the Minimum Tender Condition (as defined above in the “Summary Term Sheet”) has not been satisfied; and

(iii)

for periods of up to ten business days per extension if at any scheduled Expiration Date any of the other Offer Conditions (as defined above in the “Summary Term Sheet”) is not satisfied and has not been waived by Parent or Purchaser (to the extent permitted under the Merger Agreement).

However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

The “Outside Date” means December 12, 2023; provided, that if, on the Outside Date, all of the conditions to the closing of the Merger (the “Closing”) and the Offer Conditions, other than the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”) or the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”, but in the case of the Regulatory Condition, solely to the extent that such judgment, order, injunction, action or law arises under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as Amended (the “HSR Act”) or any antitrust law), shall have been satisfied or waived, then the Outside Date will be automatically extended no more than twice, by a period of 90 days each time (and in the case of such extension(s), any reference to the Outside Date in any other provision of the Merger Agreement will reference the Outside Date, as so extended).

See Section 11 – “The Merger Agreement; Other Agreements – Termination of the Merger Agreement.”

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any Offer Condition, at any time and from time to time, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement, if any of the Offer Conditions has not been satisfied at the Offer Expiration Time. Under certain circumstances described in the Merger Agreement, we also may terminate the Merger Agreement.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15 – “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within one (1) business day) after the Acceptance Time (as defined in Section 11 – “The Merger Agreement”). Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 – “Certain Legal Matters; Regulatory Approvals.”

In the case of certificated Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal.

In the case of book-entry Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal; or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. The term “Agent’s Message” means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message (as defined herein), in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Offer Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, the Company stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company. In addition, for the Company stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message, in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date. The Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and be of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal: (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of the Merger Agreement or this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon dealer, commercial bank, trust company when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, the terms of the Merger Agreement and the rights of holders of Shares to challenge such interpretation with respect to their Shares in a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.

Company Warrants. The Offer is being made only for Shares, and not for outstanding Company Warrants (as defined in Section 11 – “The Merger Agreement”). Holders of Company Warrants that have not yet been settled in Shares issued by the Company may participate in the Offer only if they first exercise such Company Warrants in accordance with their terms and tender the Shares, if any, issued upon such exercise or in connection with such settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such Company Warrant will have sufficient time to comply with the procedures for tendering Shares described in this Section 3.

See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the treatment of Company Warrants in the Merger.

Company Stock Options. The Offer is being made only for Shares, and not for outstanding Company Stock Options (as defined in Section 11 – “The Merger Agreement”) issued by the Company. Holders of outstanding vested but unexercised Company Stock Options that have not yet been settled in Shares issued by the Company may participate in the Offer only if they first exercise such Company Stock Options in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise or in connection with such settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Company Stock Option will have sufficient time to comply with the procedures for tendering Shares described in this Section 3.

See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the treatment of the Company Stock Options in the Merger.

Information Reporting and Backup Withholding. Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares purchased in the Offer or exchanged in the Merger (currently at a rate of 24%). To avoid backup withholding, a U.S. stockholder or payee should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, listing such U.S. stockholder’s correct taxpayer identification number and certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Failure to provide the information on the IRS Form W-9 may subject a stockholder to backup withholding on a payment pursuant to the Offer or the Merger for all Shares purchased from or exchanged by such stockholder and the IRS may impose penalties on such stockholder. Certain stockholders or payees (including, among others, corporations, certain non-resident foreign individuals and foreign entities) are not subject to these backup withholding and reporting requirements. An exempt U.S. stockholder or payee should indicate its exempt status on IRS Form W-9. Any exempt foreign stockholder or payee should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. Information disclosed on an applicable IRS Form by a stockholder or payee may be disclosed to the local tax authorities of the foreign stockholder under an applicable tax treaty or an information exchange agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Each stockholder and payee should consult their tax advisors as to any qualification for exemption from backup withholding and the procedure for obtaining any such exemption.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after May 23, 2023 if Purchaser has not accepted them for payment by the end of May 23, 2023.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Offer Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. Certain U.S. Federal Income Tax Consequences of the Offer

The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of the Company. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.

The summary applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers and stockholders that beneficially own (actually or constructively) more than 5% of the total fair market value of the Shares (except as specifically described below), small business investment companies, S corporations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, persons that accumulate earnings to avoid U.S. federal income tax, cooperatives, banks and certain other financial institutions, broker-dealers, insurance companies, tax-exempt organizations, governmental organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, trusts, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, stockholders holding Shares that are part of a straddle, hedging, constructive sale, conversion or other integrated security transaction for U.S. federal income tax purposes, stockholders who properly exercise appraisal rights with respect to their Shares, stockholders who hold their Shares as “qualified small business stock” or “section 1244 stock,” and stockholders who received Shares in compensatory transactions (including pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this summary does not address U.S. federal taxes other than income taxes (including any U.S. federal estate or gift tax consequences), any aspect of the U.S. alternative minimum tax or Medicare tax on net investment income, or any state, local or foreign tax consequence, of the Offer and the Merger.

This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer and the Merger, or transactions pertaining to Company Stock Options (as defined in Section 11 – “The Merger Agreement”) that are canceled and converted into the right to receive cash or Company Warrants (as defined in Section 11 – “The Merger Agreement”) that remain outstanding or that are cancelled and converted into the right to receive cash or warrants of the Surviving Corporation, as the case may be, in connection with the Merger.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes. This summary uses the term “Non-U.S. Holder” to mean a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership or other pass-through entity. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Tax Consequences to U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger.

Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss would be long-term capital gain or loss, provided that the holding period for such block of Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. In general, long-term capital gain recognized by certain non-corporate U.S. Holders is currently subject to U.S. federal income tax at preferential rates. The deductibility of capital losses by a U.S. Holder is subject to certain limitations.

Tax Consequences to Non-U.S. Holders. Generally, the exchange of Shares for cash pursuant to the Offer or the Merger will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes, unless: (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Offer or the Merger, as the case may be, and certain other conditions are met; (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or (iii) the Company is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the Non-U.S. Holder’s holding period and the five-year period preceding the Offer or the Merger, as the case may be, and, if the Shares are “regularly traded on an established securities market” (“regularly traded”), the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time within such period, and certain other conditions are satisfied.

In the case of clause (i) of the preceding paragraph, gain generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States). In the case of clause (ii) of the preceding paragraph, unless a tax treaty provides otherwise, gain will be subject to U.S. federal income tax at the rates generally applicable to a U.S. Holder (and such Non-U.S. Holder should generally provide an IRS Form W-8ECI). A Non-U.S. Holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to gain recognized under clause (ii). In the case of clause (iii) of the preceding paragraph, although there can be no assurance in this regard, the Company does not believe that it is, and does not anticipate it becoming, a USRPHC. Further, so long as the Shares are considered to be regularly traded at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in clause (iii). Non-U.S. Holders that have actually or constructively owned more than 5% of the Shares should consult their tax advisors regarding the process for requesting documentation from the Company to establish whether the Company is a USRPHC for U.S. federal income tax purposes and any consequences with respect thereto. A Non-U.S. Holder may, under certain circumstances, be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition of Shares. However, due to an exception to such withholding in an amount equal to 15% of the gross proceeds on the sale or disposition of the Shares for Shares that are regularly traded on an established securities market and because we believe that the Shares are regularly traded, no withholding should be required under these rules upon the exchange of Shares pursuant to the Offer or the Merger. Non-U.S. Holders are urged to consult their tax advisors with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger and the effect of any applicable tax treaties.

Information Reporting and Backup Withholding. Payments made to stockholders in the Offer or the Merger may be reported to the IRS. In addition, under the U.S. federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer or the Merger. To prevent such backup withholding, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (generally an employer identification number or social security number) and provide certain other information by completing, under penalty of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements (though U.S. corporations may be required to submit an IRS Form W-9 to establish such exemption). For a non-U.S. Holder to qualify for such an exemption from backup withholding, such Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8), signed under penalty of perjury, attesting to such Non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov).

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or claim a refund of such amounts if they timely provide certain required information to the IRS.

Holders are urged to consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer and the Merger, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws and treaties. The U.S. federal income and other tax consequences to holders or beneficial owners of options or warrants participating in the Offer or Merger with respect to such options or warrants are not discussed herein and such holders or beneficial owners are strongly encouraged to consult their own tax advisors regarding such tax consequences.

6. Price Range of Shares; Dividends on the Shares

The Shares currently trade on NASDAQ under the symbol “PRVB.” The following table sets forth the high and low sale prices per Share for each quarterly period within the preceding fiscal year, as reported by NASDAQ:

	High	Low
Fiscal Year Ending December 31, 2022
First Quarter	$8.04	$3.40
Second Quarter	$7.38	$3.54
Third Quarter	$5.76	$3.19
Fourth Quarter	$10.63	$4.31
Fiscal Year Ending December 31, 2023
First Quarter (through March 23, 2023)	$24.23	$6.59

On March 10, 2023, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on NASDAQ was $6.70 per Share. On March 23, 2023, the last full day of trading before commencement of the Offer, the closing price of the Shares on NASDAQ was $23.83 per Share. Stockholders are urged to obtain current market quotations for the Shares.

The Company has not declared or paid dividends to date and does not anticipate doing so.

7. Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information regarding the Company. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

General. The Company was incorporated as a Delaware corporation on October 4, 2016 under the name Provention Bio, Inc. The Company is a biopharmaceutical company focused on intercepting and preventing immune-mediated diseases including type 1 diabetes (T1D). The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:

Provention Bio, Inc.

55 Broad Street, 2nd Floor

Red Bank, NJ 07701

Telephone: (908) 336-0360

The information contained in Section 6—“Price Range of Shares; Dividends on the Shares” is incorporated herein by reference.

Additional Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them) and other matters. Information concerning the Company’s directors and officers, their compensation and stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC. The Company also maintains an Internet website at http://www.proventionbio.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8. Certain Information Concerning Parent, Purchaser and Certain Related Persons

Purchaser is a Delaware corporation and an indirect wholly owned subsidiary of Parent, and was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into the Company and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and an indirect wholly owned subsidiary of Parent. The business address and business telephone number of Purchaser are as set forth below:

Zest Acquisition Sub, Inc.

55 Corporate Drive

Bridgewater, NJ 08807

+1 (800) 981-2491

Parent is a French société anonyme. Parent is dedicated to supporting people through their health challenges. Parent is a global biopharmaceutical company focused on human health. Parent prevents illness with vaccines, provides innovative treatments to fight pain and ease suffering. Parent stands by the few who suffer from rare diseases and the millions with long-term chronic conditions. The business address and business telephone number of Parent are as set forth below:

Sanofi

46, avenue de la Grande Armée

75017 Paris, France

+ 33 1 53 77 40 00

Aventis Inc. (“Aventis”) is a Delaware corporation and a wholly owned direct subsidiary of Parent that holds certain operating and intellectual property assets of Parent. The business address and business telephone number of Aventis Inc. are as set forth below:

Aventis Inc.

55 Corporate Drive

Bridgewater, NJ 08807

+1 (800) 981-2491

The summary information set forth in this Section 8 is qualified in its entirety by reference to Parent’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.

The name, business address, citizenship, current principal occupation or employment, and five-year employment history of each director and executive officer of Purchaser, Aventis and Parent and certain other information are set forth in Schedule I to this Offer to Purchase.

During the last five years, none of Purchaser, Aventis or Parent or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of March 23, 2023, Parent beneficially owns 2,712,497 Shares.

Except as set forth in Schedule I to, or elsewhere in, this Offer to Purchase: (i) none of Purchaser, Aventis, Parent, or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Purchaser, Aventis, Parent or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, any of the other persons listed in Schedule I to this Offer to Purchase has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Purchaser, Aventis, Parent or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Parent, their subsidiaries or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, any of the persons listed in

Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent, their subsidiaries or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC. Parent also maintains an Internet website at http://www.sanofi.com. The information contained in, accessible from or connected to Parent’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Parent’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

9. Source and Amount of Funds

We estimate that we will need approximately $2.9 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. Parent expects to fund the Offer and the Merger using cash on hand. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger.

The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

10. Background of the Offer; Past Contacts or Negotiations with the Company

The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. For a review of the Company’s activities relating to these contacts, please refer to the Schedule 14D-9.

Background of the Offer

As part of Parent’s ongoing evaluation of its business and strategic opportunities, the Strategic Committee of Parent’s board of directors and members of senior management of Parent regularly evaluate a variety of potential licensing, partnering, research and development, collaboration and strategic acquisition transactions with third parties, including companies that have developed products in clinical areas that complement or further Parent’s product portfolio and strategic plan, such as the Company.

Commencing in December 2021, representatives of Parent and the Company engaged in preliminary discussions initiated by Parent of publicly available information regarding the potential FDA approval and subsequent commercialization of teplizumab.

In February 2022, in connection with potential partnership opportunities for teplizumab, the Company and Parent executed the Teplizumab Confidentiality Agreement (the terms of which are further described in Section 11 “The

Merger Agreement; Other Agreements”). After executing the Teplizumab Confidentiality Agreement in February 2022, Parent commenced due diligence with respect to teplizumab.

Between February 2022 and October 2022, Parent submitted to the Company various proposals for a potential partnership between the parties with respect to teplizumab.

Following certain discussions and negotiations that took place thereafter, as previously publicly disclosed, on October 4, 2022, the Company and Genzyme Corporation, a wholly-owned subsidiary of Parent, executed the Genzyme Co-Promotion Agreement (the terms of which are further described in Section 11 “The Merger Agreement; Other Agreements”) and the Securities Purchase Agreement (the terms of which are further described in Section 11 “The Merger Agreement; Other Agreements”).

On December 7, 2022, members of the Company’s management, including Ashleigh Palmer, the Company’s chief executive officer, met with members of the General Medicines department of Parent at Parent’s offices in New Jersey with certain participants joining via videoconference, to discuss matters related to the Genzyme Co-Promotion Agreement. At the meeting, members of Parent’s General Medicines department noted that Parent was interested in learning more about the Company’s PRV-101 and PRV-3279 product candidates, in addition to teplizumab, in light of the synergies among these pipeline products.

From January 25, 2023 through January 27, 2023, at Parent’s invitation, members of the Company’s senior management met with members of Parent’s management, in Paris, France, to discuss teplizumab and the parties’ collaboration under the Genzyme Co-Promotion Agreement, including the scope of the ROFN, manufacturing, potential label expansion, life cycle management, potential geographic expansion, Parent’s commercial capabilities, as well as the Company’s PRV-101 and PRV-3279 product candidates and potential opportunities of teplizumab and the Company’s other product candidates to address the treatment of type 1 diabetes and celiac disease.

During these meetings, members of the Company’s management and Parent’s management discussed, among other things, a potential acquisition of, or further investment in by Parent coupled with a future right to acquire, the Company. Mr. Palmer agreed to convey this discussion to the Company’s board of directors.

On February 3, 2022, Mr. Palmer participated in a telephone call with Loic Gonnet, Global Head of M&A of Parent, during which, among other things, Mr. Gonnet reaffirmed Parent’s interest in exploring a potential acquisition of the Company or, pursuant to the ROFN, a global licensing partnership.

On February 4, 2023, Wayne Pisano, Chair of the Company’s board of directors, participated in a telephone call with Olivier Charmeil, Executive Vice President, General Medicines of Parent, during which Mr. Charmeil stated that Parent was interested in pursuing a transaction with the Company, whether it be an acquisition of the Company or other transaction. Mr. Pisano indicated to Mr. Charmeil his belief that the Company was financially capable of remaining a standalone business but would consider the terms of a proposal should Parent choose to submit a proposal at a later date. Mr. Pisano noted that it was the belief of the Company’s management and the Company’s board of directors that the Company’s intrinsic value was not reflected in the Company’s current trading price.

On February 10, 2023, pursuant to and as required under the Securities Purchase Agreement, the Company issued and sold to Aventis 2,712,497 shares of the Company’s common stock at a price of $12.9032 per share, which was equal to 140% of the daily volume-weighted average per share price of the Company’s common stock for the prior five (5) consecutive trading days, for an aggregate purchase price of approximately $35.0 million.

On February 14, 2023, Parent submitted a non-binding indication of interest to acquire all of the outstanding shares of the Company for $21.00 per Share in cash (the “February 14 Proposal”). The February 14 Proposal valued the Company’s equity at approximately $2.4 billion, and compared to the Company’s closing stock price on February 13, 2021 of $9.91, represented an approximately 112% premium. The February 14 Proposal was subject to the negotiation of a definitive acquisition agreement and satisfactory completion of due diligence by Parent.

On February 20, 2023, representatives of BofA and Centerview, the financial advisors of the Company, communicated a counter-proposal of $25.00 per Share to Parent, together with a message that at such price the Company’s board of directors would consider entering into exclusive negotiations with Parent.

On February 22, 2023, Parent submitted to the Company a revised non-binding indication of interest, which increased the per Share price from $21.00 per Share to $25.00 per Share in cash (the “February 22 Proposal”). The revised indication of interest valued the Company’s equity at approximately $2.9 billion, an increase of approximately $0.5 billion from Parent’s previous proposal, and as compared to the Company’s closing stock price on February 21, 2023 of $9.00, represented an approximately 178% premium. The February 22 Proposal indicated that it was conditioned upon an exclusivity period of two (2) weeks from the opening of a data room sufficient to support Parent’s due diligence but ending no sooner than March 13, 2023.

Also on February 22, 2023, Ropes & Gray sent to Weil a draft confidentiality agreement, exclusivity agreement and merger agreement. The draft exclusivity agreement provided that the Company would exclusively negotiate with Parent until March 13, 2023 and that the Company would be permitted to negotiate with a third party during the exclusivity period if the Company received an indication of interest relating to an alternative transaction that the Company Board determined was reasonably likely to lead to a transaction superior to the transaction described in the February 22 Proposal. The draft merger agreement provided for, among other things, the Company’s ability to terminate the merger agreement and pay a termination fee equal to 2.0% of the Company’s equity value in order to enter into a definitive agreement with respect to a superior proposal under specified circumstances.

On February 23, 2023, Weil sent to Ropes & Gray revised drafts of the confidentiality agreement and the exclusivity agreement. The revised draft of the exclusivity agreement eliminated the Company’s ability to negotiate with a third party during the exclusivity period, but required the Company to notify Parent if the Company received any inquiry, offer or proposal relating to an alternative transaction and provide Parent with the identity of the person or entities making the proposal and the proposed terms.

Later that day, Ropes & Gray sent Weil revised drafts of the exclusivity agreement and confidentiality agreement. The revised draft of the exclusivity agreement reflected agreement that the Company would not negotiate with third parties during the exclusivity period but deleted the requirement that the Company notify Parent of any alternative proposal.

Between February 23, 2023 and February 26, 2023, Ropes & Gray and Weil negotiated the terms of the confidentiality agreement and exclusivity agreement, and, on February 26, 2023, the Company and Parent executed the Exclusivity Agreement, pursuant to which the Company agreed to exclusively negotiate with Parent until March 13, 2023 and to notify Parent if the Company received an alternative proposal during the exclusivity period but the Company would not be required to notify Parent of the identity of the third party making the proposal or the terms of any such proposal. Also on February 26, 2023, the Company and Parent executed the Confidentiality Agreement. Shortly after executing the Confidentiality Agreement, the Company made available to Parent and its representatives a virtual data room (the “Data Room”) to facilitate Parent’s due diligence investigation of an acquisition of the Company. Between February 26, 2023 and March 12, 2023 (the date the Merger Agreement was executed by the parties), Parent and its representatives conducted due diligence of the Company.

On February 28, 2023, Weil sent to Ropes & Gray a revised draft of the merger agreement, which, among other things, eliminated the Company’s ability to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, provided for the termination fee payable by the Company in certain circumstances be in an amount equal to 4.5% of the Company’s equity value, and provided that Parent would not be obligated to divest any assets of Parent (without regard to materiality) or any assets of the Company unless such actions collectively were not reasonably likely to be material to the Company and its subsidiary, taken as a whole.

On March 3, 2023, Ropes & Gray sent to Weil a revised draft of the merger agreement, which, among other things, provided for the Company’s ability to terminate the merger agreement and pay a termination fee equal to 2.5% of the Company’s equity value in order to enter into a definitive agreement with respect to a superior proposal under specified circumstances. In addition, the draft accepted that Parent would not be obligated to divest any assets of Parent (without regard to materiality) or any assets of the Company unless such actions collectively were not reasonably likely to be material to the Company and its subsidiary, taken as a whole, and added that, in the event the merger agreement was terminated as a result of a failure to obtain antitrust clearance, Parent would be required to pay the Company a reverse termination fee equal to 2.5 times the amount of the Company’s termination fee in the event the agreement is terminated prior to the date that is nine months after signing or 3.0 times the amount of the Company’s termination fee in the event the outside date is extended beyond such date.

On March 7, 2023, Weil sent to Ropes & Gray a revised draft of the merger agreement, which, among other things, again eliminated the Company’s ability to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, provided that the termination fee payable by the Company be equal to 4.25% of the Company’s equity value, and provided for the termination fee payable by Parent to be equal to 5.0% of the Company’s equity value.

On March 8, 2023, Ropes & Gray sent to Weil a revised draft of the merger agreement, which, among other things, provided for the Company’s ability to terminate the merger agreement and pay a termination fee equal to 3.25% of the Company’s equity value in order to enter into a definitive agreement with respect to a superior proposal under specified circumstances and provided that the termination fees payable by the Company and Parent be equal to 3.25% and 6.0%, respectively, of the Company’s equity value.

On March 9, 2023, Weil sent to Ropes & Gray a revised draft of the merger agreement, which, among other things, accepted the Company’s ability to terminate the merger agreement and pay a termination fee equal to 3.5% of the Company’s equity value in order to enter into a definitive agreement with respect to a superior proposal under specified circumstances, and provided for termination fees payable by the Company and Parent be equal to 3.5% and 5.5%, respectively, of the Company’s equity value.

On March 10, 2023, Ropes & Gray sent to Weil a revised draft of the Merger Agreement, which accepted the amount of the termination fees payable by the Company and Parent, respectively.

Between March 11, 2023 and March 12, 2023, Ropes & Gray and Weil finalized negotiation of the Merger Agreement containing the terms described below in Section 11 – “The Merger Agreement; Other Agreements.”

On March 12, 2023, the Company, Parent and Purchaser executed and delivered the Merger Agreement.

Early in the morning of March 13, 2023, Parent and the Company each issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer to acquire all of the outstanding Shares at a price of $25.00 per Share in cash.

On March 24, 2023, Parent commenced the Offer and the Company filed the Schedule 14D-9.

11. The Merger Agreement; Other Agreements

Merger Agreement

The following summary of the material provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified in their entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 — “Certain Information Concerning the Company.” Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual information about Parent, Purchaser or the Company or the Transactions contained in public reports filed by Parent or the Company with the SEC. Such information can be found elsewhere in this Offer to Purchase. The Merger Agreement has been filed as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on March 13, 2023. The Merger Agreement and the summary of its terms contained in the Current Report on Form 8-K filed by the Company with the SEC on March 13, 2023, are incorporated herein by reference as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of the Company designated as third-party beneficiaries), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures in the confidential disclosure letter delivered by the Company to Parent and Purchaser in connection with the signing of the Merger Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The holders of Shares and other investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Transactions, the Company, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this Offer to Purchase, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on March 24, 2023, as well as in the Company’s other public filings.

The Offer

Principal Terms of the Offer

The Offer. Purchaser’s obligation to accept for payment and pay for any Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the Minimum Tender Condition and the other conditions that are described in Section 15 — “Conditions of the Offer” (each, an “Offer Condition” and collectively, the “Offer Conditions”). Subject to the satisfaction of the Minimum Tender Condition and the satisfaction (or waiver by Parent) of the other Offer Conditions, the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, irrevocably accept for payment, and pay for, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable (and in any event within one (1) business day) after the Acceptance Time (as defined below). Acceptance of all such validly tendered Shares for payment pursuant to and subject to the conditions of the Offer will occur on or about April 21, 2023, following the Expiration Date, unless one or more Offer Conditions is not satisfied as of such Expiration Date, in which case we will extend the Offer pursuant to the terms of the Merger Agreement (as further described below).

The time at which Purchaser accepts for payment such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Tender Condition is referred to herein as the “Acceptance Time,” and the date and time at which the Acceptance Time occurs is referred to herein as the “Offer Closing.” Purchaser will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except if the Merger Agreement is terminated pursuant to its terms.

Purchaser expressly reserves the right at any time, or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, Purchaser is not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the number of Shares sought to be purchased in the Offer;

•	add to the Offer Conditions or impose any other conditions to the Offer;

•	amend or modify the Offer Conditions in a manner adverse to the holders of Shares;

•	amend, modify or waive the Minimum Tender Condition;

•	extend the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or

•

make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent of Purchaser to consummate the Offer.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Expiration Date and in which Parent is required to cause Purchaser to extend the Expiration Date. Specifically, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that Purchaser must extend the Offer for:

(i)	any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or NASDAQ applicable to the Offer;

(ii)	periods of up to ten business days per extension if at any scheduled Expiration Date the Minimum Tender Condition (as defined above in the “Summary Term Sheet”) has not been satisfied; and

(iii)

periods of up to ten business days per extension if at any scheduled Expiration Date any of the other Offer Conditions (as defined above in the “Summary Term Sheet”) is not satisfied and has not been waived by Parent or Purchaser (to the extent permitted under the Merger Agreement).

However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

Offer Conditions The Offer Conditions are described in Section 15 — “Conditions of the Offer”.

Schedule 14D-9 and Board Recommendation

The Merger Agreement provides that as promptly as practicable on the date of commencement of the Offer, the Company will file with the SEC and disseminate to holders of Shares, to the extent required by applicable federal securities laws and regulations, including Rule 14D-9 under the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that reflects the Company Board Recommendation (as defined below) and a notice of appraisal rights as contemplated by Section 262 of the DGCL (subject to the terms and conditions of the Merger Agreement).

The Merger

Principal Terms of the Merger

The Merger Agreement provides that, as soon as practicable following consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company, and the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation of the Merger. The Merger will be governed by Section 251(h) of the DGCL and, assuming the conditions to the Merger have been satisfied or waived, will be effected as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger (or on such other date as Parent and the Company may mutually agree).

The certificate of incorporation and the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the forms previously agreed to by the parties.

Under the Merger Agreement, as of immediately after the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.

The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction of the following conditions:

•

there must not be in effect any order, injunction or decree issued by any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing (collectively, “Governmental Body”) of competent jurisdiction (whether preliminary, permanent or a temporary restraining order) preventing the consummation of the Merger;

•

there must not have been enacted, entered, promulgated, or enforced (and still be in effect) by any Governmental Body any statute, rule, regulation, order, injunction or decree that prohibits or makes illegal the consummation of the Merger; and

•	Purchaser (or Parent on Purchaser’s behalf) must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

The Offer Conditions are described in Section 15 – “Conditions of the Offer.”

Conversion of Capital Stock at the Effective Time

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than Shares (a) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, held by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser), or held by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (b) irrevocably accepted by Purchaser for purchase in the Offer) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any withholding of taxes required by applicable legal requirements. As a result of the Merger, the Company will cease to be a publicly traded Company.

At the Effective Time, (i) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired without any conversion thereof, and no consideration will be delivered in exchange therefor; (ii) each Share held immediately prior to the Effective Time by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser) will no longer be outstanding and will automatically be canceled and retired without any conversion thereof, and no consideration will be delivered in exchange therefor; (iii) any Shares irrevocably accepted by Purchaser for purchase in the Offer will no longer be outstanding and will automatically be canceled and retired without any conversion thereof, and no consideration will be delivered in exchange therefor; and (iv) all shares of the common stock, $0.0001 par value per share, of Purchaser then outstanding will be converted into an aggregate number of shares of common stock, $0.0001 par value per share, of the Surviving Corporation equal to the number of Shares issued and outstanding immediately prior to the Effective Time.

From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and thereafter there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for any reason will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, the Merger Agreement, or, with respect to Shares of a holder who exercises appraisal rights in accordance with the DGCL, the rights set forth in Section 262 of the DGCL.

Treatment of Company Stock Options in the Merger

The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

•

Each option to purchase Shares granted under a Company equity plan (“Company Stock Option”) that is outstanding and vested will be cancelled, and in exchange of such cancellation, the holder of such cancelled Company Stock Option will be entitled to receive an amount in cash (without interest and less applicable tax withholdings) equal to the product of the total number of Shares underlying the vested Company Stock Option multiplied by the excess, if any, of the Offer Price over the applicable exercise price per Share under such Company Stock Option; and

•

Except as otherwise agreed with Parent, each Company Stock Option that is outstanding and unvested, whether or not then subject to any performance or other vesting condition, will (i) accelerate and become fully vested immediately prior to the Effective Time, with any performance condition deemed achieved in full and (ii) be cancelled and in exchange for such cancellation, the holder of such cancelled Company Stock Option will be entitled to receive an amount in cash (without interest and less applicable tax withholdings) equal to the product of the total number of Shares underlying the unvested Company Stock Option (after giving effect to the acceleration of vesting described in this paragraph) multiplied by the excess, if any, of the Offer Price over the applicable exercise price per Share under such Company Stock Option.

Treatment of Company Warrants in the Merger

The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, with respect to the outstanding warrant to purchase Shares (the “Company Warrants”):

•

each warrant to purchase Shares issued by the Company on April 25, 2017 to MDB Capital Group, LLC (“MDB”) and certain of MDB’s designees (the “Series A Warrants”) will be cancelled, and, in exchange therefor, the holder of such cancelled Series A Warrant will be entitled to receive (without interest), an amount of cash equal to the product of (x) the total number of Shares into which the Series A Warrant is exercisable multiplied by (y) the excess, if any, of the Offer Price over the applicable exercise price per Share under such Series A Warrant;

•

each warrant to purchase Shares issued by the Company on July 3, 2018 to MDB and certain of MDB’s designees (the “IPO Warrants”) and each warrant to purchase Shares issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of July 7, 2022, by and between the Company and certain institutional purchasers (the “Private Placement Warrants”, and together with the IPO Warrants, the “Carryover Warrants”), whether vested or unvested, will be assumed by the Surviving Corporation and will be converted into a warrant to acquire upon exercise thereof, with respect to each Share that the holder of such Carryover Warrant would have been entitled to receive had such holder exercised such Carryover Warrant in full immediately prior to the Effective Time, the Merger Consideration, and, except as may otherwise be agreed between Parent and the Company, will otherwise be on the same terms and conditions as were applicable under such Carryover Warrant, including, without limitation, the exercise price per Share under such IPO Warrant or Private Placement Warrant; and

•

unless otherwise amended in writing by the Company and the applicable holder of such warrant in accordance with the applicable provisions of the Merger Agreement (in which case the treatment of such warrant in the Merger will be as specified in such amendment), each warrant to purchase Shares issued by the Company to Hercules Capital, Inc. on each of September 15, 2022 and February 2, 2023 (the “Term Loan Warrants”) will remain outstanding following the Effective Time and will be exercisable into shares of common stock of the Surviving Corporation on the same terms and conditions as were applicable under such Term Loan Warrant prior to the Merger.

Adjustments to the Offer Price and Merger Consideration

The Merger Agreement provides that if, between the date of the Merger Agreement and the Acceptance Time there is any change in the outstanding number or class of the Shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established), then the Offer Price will be appropriately adjusted to reflect such change.

Representations and Warranties

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to:

•	organization and corporate power;

•	authorization; valid and binding nature of the agreement;

•	capital stock;

•	the Company’s ownership of its subsidiary;

•	no breach;

•	consents;

•	SEC reports financial statements; disclosure controls and procedures;

•	no undisclosed liabilities;

•	absence of certain developments;

•	compliance with laws;

•	title to tangible properties;

•	tax matters;

•	contracts and commitments;

•	intellectual property;

•	litigation;

•	insurance;

•	employee matters; benefit plans;

•	environmental compliance and conditions;

•	employment and labor matters;

•	FDA and regulatory matters; privacy matters;

•	brokerage;

•	disclosure;

•	no rights agreement;

•	Section 203 of the DGCL;

•	merger approval; and

•	opinion of financial advisors.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, event, occurrence, or other matter that has a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its subsidiary, taken as a whole; provided, however, that any changes, effects, events, inaccuracies, occurrences, or other matters resulting from any of the following will not be deemed to constitute a Material Adverse Effect and will be disregarded in determining whether a Material Adverse Effect has occurred:

•

matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its subsidiary operate, except to the extent such matters have a materially disproportionate adverse effect on the Company and its subsidiary, taken as a whole, relative to the impact on other companies in the industry in which the Company and its subsidiary operate;

•	the negotiation, execution, announcement, or pendency of the Merger Agreement or the Transactions;

•

any change in the market price or trading volume of the Shares; provided, that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Material Adverse Effect unless excluded under another clause;

•	the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism (including cyberattacks and computer hacking);

•

any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, weather conditions or other natural or man-made disaster or other force majeure event;

•

any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 or any other health emergencies;

•

changes in legal requirements, regulations, or accounting principles, or interpretations thereof, except to the extent such matters have a materially disproportionate adverse effect on the Company and its subsidiary, taken as a whole, relative to the impact on other companies in the industry in which the Company and its subsidiary operate;

•

any regulatory, preclinical, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any product or product under development (together, “Products”) of the Company (including any collaboration products) or with respect to any product of Parent or any of its subsidiaries or any competitor of the Company (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof (including the results from the PROTECT clinical trial relating to teplimuzab), any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations);

•

any breach of the Genzyme Co-Promotion Agreement (as defined in Other Agreements of this Section 11 – “The Merger; Other Agreements”) by Parent or any of its affiliates, the performance of the Genzyme Co-Promotion Agreement and the transactions contemplated thereby by the Company and its subsidiary, or any action taken or omitted to be taken by the Company or its subsidiary at the request or with the prior written consent of Parent or any of its affiliates, any activities undertaken by Parent or any of its affiliates in connection with the Genzyme Co-Promotion Agreement, and the commercialization of Tzield (teplizumab-mzwv), including any commercialization or pre-commercialization activities and distribution, manufacturing, promotion, marketing and reimbursement related thereto;

•

United States Food and Drug Administration (“FDA”) approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any Product of the Company or product candidates;

•

any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or any Governmental Body, or any panel or advisory body empowered or appointed thereby, relating to any Product of the Company or any products or product candidates of any competitors of the Company;

•

the performance of the Merger Agreement and the Transactions, including compliance with covenants set forth therein, or any action taken or omitted to be taken by the Company at the request or with the prior written consent of Parent or Purchaser;

•

the initiation or settlement of any legal proceedings commenced by or involving (i) any Governmental Body in connection with the Merger Agreement or the Transactions or (ii) any current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to the Merger Agreement or the Transactions, or the settlement of any litigation pending as of the date of the Merger Agreement;

•	any matters disclosed in the confidential disclosure letter to the Merger Agreement; or

•	any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period on or after the date of the Merger

Agreement; provided, that this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Material Adverse Effect unless excluded under another clause.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:

•	organization and corporate power;

•	authorization; valid and binding nature of the agreement;

•	no breach;

•	consents;

•	litigation;

•	offer documents; Schedule 14D-9;

•	brokerage;

•	vote/approval required;

•	capitalization and operations of Purchaser;

•	ownership of Shares;

•	funds;

•	solvency;

•	investigation by Parent and Purchaser; disclaimer of reliance; and

•	other agreements.

Certain of Parent’s representations and warranties contained in the Merger Agreement are qualified as to “materiality” or “Purchaser Material Adverse Effect.” “Purchaser Material Adverse Effect,” as used in the Merger Agreement, means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Purchaser to timely perform its obligations under the Merger Agreement or to timely consummate the Transactions.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement (or in any instrument delivered pursuant to the Merger Agreement) survive the Merger.

Covenants

Conduct of Business Pending the Merger

The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (i) as set forth in the confidential disclosure letter to the Merger Agreement, (ii) as required by applicable legal requirements or recommended by an applicable Governmental Body, (iii) as expressly permitted or contemplated by the Merger Agreement, (iv) for any action taken, or omitted to be taken, in response to COVID-19 or any other health emergency or (v) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), the Company will, and will cause its subsidiary to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business, (B) preserve intact its current business organization and (C) preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the date of the Closing. Any action, the subject matter of which is addressed by the restrictions set forth in the following paragraph, will be deemed compliant with the restrictions set forth in this paragraph, if compliant with the restrictions set forth in the following paragraph.

The Company has further agreed that, during the Pre-Closing Period, except (i) as set forth in the confidential disclosure letter to the Merger Agreement, (ii) as required by applicable legal requirements or recommended by an applicable Governmental Body, (iii) as expressly permitted or contemplated by the Merger Agreement, (iv) as reasonably necessary or appropriate to comply with the restrictions contained in the foregoing paragraph, (v) to the extent necessary to comply with any obligation under any contracts made available to Parent on or prior to the date of the Merger Agreement or (vi) for any action taken, or omitted to be taken, in response to COVID-19 or any other health emergency, the Company will not and will not permit its subsidiary, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned):

•

(A) declare, accrue, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company Stock Options, subject to certain exceptions;

•

issue, grant, deliver, sell, pledge, transfer, dispose of or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge, transfer, disposition or other encumbrance by the Company of, (A) any shares of capital stock or other ownership interest in the Company or its subsidiary, (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (C) any phantom equity or similar contractual rights or (D) any rights, warrants, restricted securities, calls or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, subject to certain exceptions;

•

except as required by the terms of an existing Company benefit plan, (A) increase the wages, salary or other compensation (including severance or termination pay) with respect to any of the Company’s or its subsidiary’s directors, officers or employees, except for increases in annual base salary or wage rate in the ordinary course of business that do not exceed 15% individually and $50,000 in the aggregate, (B) establish, adopt, enter into, amend in any material respect or terminate any Company benefit plan, other than any such actions taken in the ordinary course of business that do not materially increase compensation or benefits or result in a material increase in administrative costs, (C) grant any new equity or equity-based awards (including Company Stock Options), subject to certain exceptions, or amend or modify the terms of any outstanding awards, under any Company benefit plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation or benefits under any Company benefit plan, or (E) forgive any loans or issue any loans (other than routine travel or business advances issued in the ordinary course of business consistent with past practice) to any employee of the Company or its subsidiary;

•	adopt, enter into or amend any collective bargaining agreement or contract with any labor union, trade organization or other employee representative body applicable to the Company or its subsidiary;

•

hire any employee whose annual base salary exceeds $150,000, except as set forth in the confidential disclosure letter to the Merger Agreement and provided such new hire’s total compensation is substantially similar to the compensation of the former employee such new hire is engaged to replace;

•

amend in any material respect any of the organizational documents of the Company or its subsidiary, adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

•

effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or its subsidiary;

•	make any capital expenditures that are in the aggregate in excess of $2,000,000 above amounts indicated in a specified budget;

•

form any subsidiary or acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other person, except for the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice or in individual transactions involving less than $5,000,000 in assets (excluding, in each case, any transaction involving the acquisition, disposition or other transfer of Intellectual Property);

•

except with respect to any intercompany arrangements, (A) incur any Indebtedness (as defined in the Merger Agreement), renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term Indebtedness incurred in the ordinary course of business consistent with past practice; (B) forgive any loans or make any loans or advances to any other person (except, in the case of directors, officers, employees, consultants or other service providers of the Company or its subsidiary, advances for routine business expenses issued in the ordinary course of business or travel consistent with past practice), (C) make any capital contributions to, or investments in, any other person or (D) repurchase, prepay or refinance any Indebtedness in an amount greater than $1,000,000 in the aggregate per calendar year;

•

sell, transfer, license, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of (A) any tangible assets with a fair market value in excess of $500,000 in the aggregate or (B) certain specified intellectual property, in each case that are material to the current business of the Company or its subsidiary, except, in the case of clause (B), with respect to non-exclusive licenses granted by Company or its subsidiary pursuant to standard written contracts in the ordinary course of business (where any grant of rights to a generic or biosimilar applicant will not be considered ordinary course);

•

(A) process any personal information in violation in any material respect of applicable privacy laws, written privacy policies of the Company and its subsidiary or contractual obligations relating to the processing of personal information or (B) fail to take actions reasonably necessary to protect and secure any personal information in the possession or control of, or processed by or on behalf of, the Company or its subsidiary;

•

commence any legal proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with or relating to the Merger Agreement or any other agreements or transactions contemplated thereby;

•	settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), subject to certain customary exceptions;

•

change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or tax accounting methods or practices in any respect, except as required by generally accepted accounting principles as in effect on the date of the Merger Agreement or applicable legal requirements;

•

enter into any new material line of business (where the commencement of preclinical or clinical studies will not be deemed to constitute a new line of business) or enter into any contract that materially limits or otherwise materially restricts the Company or its affiliates following the Closing, from engaging or competing in any line of business or in any geographic area or otherwise imposes material restrictions on the Company’s assets, operations or business;

•

(A) make, change or revoke any material tax election with respect to the Company or its subsidiary, (B) file any material amended tax return, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), tax allocation agreement or tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to taxes) relating to or affecting any material tax liability of the Company or its subsidiary, (D) settle or compromise any material tax liability with respect to the Company or its subsidiary, except, in each case, as required by applicable legal requirements, (E) surrender any right to claim a refund, offset, or other reduction in tax liability, (F) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or its subsidiary, or (G) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes;

•

waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, exercise any material options or material rights of first offer or refusal under or terminate, any material contract of the Company;

•

abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any permits in a manner that would materially impair the operation of the business of the Company and its subsidiary; or

•	authorize any of, or agree or commit to take any of, the foregoing actions.

No Solicitation

The Company will not, and will cause its subsidiary not to, and will instruct its Representatives (as defined in the Merger Agreement) not to, directly or indirectly: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal (as defined below) or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal, (iii) provide any non-public information to any person (other than Parent, Purchaser, or any designees of Parent or Purchaser) in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

The Company will, and will cause its subsidiary to, and will instruct its Representatives to, immediately cease any direct or indirect solicitation, discussions, or negotiations with any person (other than Parent, Purchaser, or any designees of Parent or Purchaser) with respect to any Acquisition Proposal, and, to the extent the Company has the right to do so, will request the return or destruction of all confidential information provided by or on behalf of the Company or its subsidiary to any such person. The Company and its Representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) solely inform a person that has made an Acquisition Proposal of the provisions of this paragraph and the foregoing paragraph.

For purposes of the Merger Agreement, the term “Acquisition Proposal” means any offer or proposal made or renewed by any person (other than Parent or Purchaser) or group at any time after the date of the Merger Agreement that is structured to permit such person or group to acquire beneficial ownership of twenty percent (20%) or more of the total voting power of any class of equity securities of the Company or twenty percent (20%) or more of the consolidated total assets of the Company and its subsidiary, pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Offer and the Merger.

Notwithstanding the foregoing, the Transactions are excluded from the definition of “Acquisition Proposal.”

For purposes of the Merger Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Company Board or a committee thereof has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Acquisition Proposal reflected in the Merger Agreement, taking into account all legal, regulatory and financial terms, the likelihood of consummation (including certainty of closing), and all other aspects of such Acquisition Proposal.

Notwithstanding the restrictions described above, if at any time following the date of the Merger Agreement and prior to the Acceptance Time (i) the Company receives a written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made or renewed after the date of the Merger Agreement and did not result from a breach in any material respect of the restrictions described above and (ii) the Company Board, or a committee thereof, determines that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then the Company may:

•	(A) furnish information (including non-public information) with respect to the Company and its subsidiary to the person making such Acquisition Proposal and its Representatives; and

•

(B) participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal; provided, that (1) the Company will not, and will instruct its Representatives not to, disclose any material non-public information to such person unless the Company has, or first enters into, a confidentiality agreement with such person with terms governing confidentiality that are not materially less restrictive to the other person than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), and (2) the Company will, as promptly as reasonably practicable, and in any event within one (1) business day, provide to Parent any material non-public information concerning the Company or its subsidiary provided or made available to such other person that was not previously provided or made available to Parent or Purchaser; provided, further, that the Company may only take the actions described in clauses (A) and (B) above if the Company Board, or a committee thereof, determines, in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take any such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements.

In addition, the Company must:

•

promptly (and in any event within 24 hours) notify Parent of the receipt by the Company of any Acquisition Proposal or written indication by any person that it is considering making an Acquisition Proposal, including the identity of the person or group of persons making such Acquisition Proposal;

•	provide Parent promptly (and in any event within such twenty-four (24) hour period) a summary of the material terms and conditions of any Acquisition Proposal;

•	keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a prompt basis; and

•	upon the reasonable request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

The Merger Agreement further provides that the Company Board, and each committee thereof, will not (i) cause or permit the Company or its subsidiary to enter into any definitive transaction agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation (as defined below).

Change of the Company Board Recommendation

As described above, and subject to the provisions described below, the Company Board has unanimously resolved to recommend that the Company’s stockholders accept the Offer and tender all of their Shares pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” Unless the Company Board has made a Change of Board Recommendation (as defined below), the Company Board has also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit Parent to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.

Except as described below, during the Pre-Closing Period, the Company Board or the Company, as applicable, may not:

•

(a) fail to make or withdraw (or modify or qualify in a manner adverse to Parent or Purchaser) or publicly announce to fail to make or withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation;

•

(b)(i) fail, within ten (10) business days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company’s stockholders reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer or (ii) approve or recommend, or publicly propose to approve, recommend, endorse or declare advisable, any Acquisition Proposal made by a person other than Parent or any of its affiliates;

•	fail to include the Company Board Recommendation in the Schedule 14D-9 when mailed to the Company’s stockholders; or

•

fail to publicly reaffirm the Company Board Recommendation within two (2) business days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal (except that Parent may deliver only one (1) such request with respect to any Acquisition Proposal).

Any action described in the foregoing three bullet points is referred to as a “Change of Board Recommendation.”

However, notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (an “Alternative Acquisition Termination”) if:

•	the Company receives an Acquisition Proposal that the Company Board or a committee thereof determines in good faith constitutes a Superior Proposal;

•	the Company has notified Parent in writing that it intends to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement; and

•

no earlier than the end of the Notice Period (as defined below), the Company Board or any committee thereof determines in good faith, after taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice (as defined below) continues to constitute a Superior Proposal.

Additionally, at any time prior to the Acceptance Time, the Company Board or a committee thereof may make a Change of Board Recommendation (an “Acquisition Proposal Change of Board Recommendation”) if and only if:

•

the Company receives an Acquisition Proposal that the Company Board or a committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal;

•	the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation; and

•

no earlier than the end of the Notice Period, the Company Board or a committee thereof determines in good faith that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements, after taking into consideration any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period.

The above will also apply to any material amendment to the financial terms of any applicable Superior Proposal with respect to an Alternative Acquisition Termination and an Acquisition Proposal Change of Board Recommendation, and will require a revised Determination Notice and a new Notice Period pursuant to the last bullet point in each of the foregoing, as the case may be.

Finally, at any time prior to the Acceptance Time and other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event (as defined below) if and only if:

•	the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation; and

•

no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, and after considering the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements.

The Merger Agreement further provides that, during any Notice Period, if requested by Parent, the Company will negotiate in good faith with Parent regarding potential amendments or modifications to the terms of the Merger Agreement.

For purposes of the Merger Agreement, a “Determination Notice” means any notice delivered by the Company to Parent pursuant to each of the three bullet points above and “Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice and ending on the third (3rd) Business Day thereafter at 5:00 p.m. Eastern Time (provided, that, if such Determination Notice is delivered after 5:00 p.m. Eastern Time, then the Notice Period will end on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time); provided, that, with respect to any material change in the financial terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice; provided, further, that if fewer than five (5) Business Days remain prior to the scheduled Expiration Date, the Notice Period will be the period beginning upon delivery by the Company to Parent of a Determination Notice and ending twenty-four (24) hours thereafter.

For purposes of the Merger Agreement, an “Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change primarily resulting from a breach of the Merger Agreement by the Company) and that was not known or reasonably foreseen to the Company Board or any committee thereof on the date of the Merger Agreement (or if known, the consequences of which were not known to the Company Board or any committee thereof as of the date of the Merger Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the Acceptance Time; provided, however, that none of the following will constitute an Intervening Event: (a) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (b) changes in the price of the Shares, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event) or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

None of the provisions described above under “ – Acquisition Proposals” or elsewhere in the Merger Agreement will prohibit (i) the Company Board or a committee thereof from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act, or (B) making any public statement if the Company Board or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act, provided that any such action that would otherwise constitute a Change of Board Recommendation is taken only in accordance with the provisions described in this Acquisition Proposals subsection.

Reasonable Best Efforts to Consummate the Merger; Regulatory Filings

Pursuant to the Merger Agreement, each of the parties has agreed to use its, and to cause its respective subsidiaries to use their, respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable legal requirements to consummate the Offer, the Merger and the other Transactions as promptly as possible and, in any event, by or before the Outside Date. The parties have agreed to, or to cause their ultimate parent entity (as such term is defined in the HSR Act) to, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign antitrust laws with respect to the Offer and Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the filing of a Notification and Report Form pursuant to the HSR Act must be made within ten (10) business days after the date of the Merger Agreement) and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other antitrust law. Parent will, with the reasonable cooperation of the Company, be responsible for making any filing or notification required or advisable under foreign antitrust laws within ten (10) business days after the date of the Merger Agreement, unless otherwise agreed to by the Company and Parent in writing.

The Merger Agreement provides that, notwithstanding anything to the contrary contained therein, Parent will have the right, following good faith consultation and consideration of the views of the Company, to direct the strategy and timing for obtaining any necessary approval under applicable antitrust laws and in connection with the timing, form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the Merger Agreement in connection with any legal proceeding under or relating to any antitrust laws. If any legal proceeding, including any legal proceeding brought by a person other than a Governmental Body, is instituted (or threatened to be instituted) challenging the Offer or Merger as violative of any antitrust law, Parent will have the right to direct and control all communications, strategy and defense of the Merger Agreement, the Offer or the Merger in any such legal proceeding.

Each of the parties has also agreed to use its respective reasonable best efforts to (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any substantive analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any antitrust laws, (ii) give each other reasonable advance notice of all meetings with any Governmental Body relating to any antitrust laws, (iii) give each other an opportunity to participate in each of such meetings, (iv) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any antitrust laws, (v) if any Governmental Body initiates a substantive oral communication regarding any antitrust laws, promptly notify the other party of the substance of such communication, (vi) provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications with a Governmental Body regarding any antitrust laws and (vii) provide each other with copies of all written communications to or from any Governmental Body relating to any antitrust laws. Any such disclosures or provision of documents or information provided by one party to the other pursuant to this paragraph may be redacted or may be shared only with outside counsel and outside consultants retained by such counsel, in each case, to the extent reasonably required in order to (A) remove references to valuation of the Company or the identity of alternative acquirers, (B) comply with existing contractual arrangements, or (C) protect attorney-client privilege. Each party will supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by responding at the earliest reasonably practicable date with any request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any party or any of their respective subsidiaries from any Governmental Body in connection with such applications or filings for the Offer or Merger under applicable antitrust laws

The Merger Agreement further provides that each party will, and will cause its respective subsidiaries and affiliates to, use its reasonable best efforts to take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with the HSR Act and other antitrust laws to enable all waiting periods under applicable antitrust laws to expire, and to avoid or eliminate impediments under applicable antitrust laws asserted by any Governmental Body, in each case, to cause the Merger to occur as promptly as possible and, in any event, by or before the Outside Date. The parties agreed that the use of “reasonable best efforts” in this paragraph include (i) offering, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or other disposition of such assets or businesses of the Company and its subsidiary, and any other restrictions on the activities of the Company and its subsidiary, in each case (x) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and (y) conditioned upon the consummation of the Merger and (ii) initiating any litigation or defend any litigation of any claim asserted in any legal proceeding by any person, including any Governmental Body, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger; provided that in no event will anything in the Merger Agreement require Parent, the Company, or any of their respective affiliates to (A) take, or agree to take, any such actions unless all actions collectively are not reasonably likely to be material to the business, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiary, taken as a whole, or (B) take any action described in this paragraph with respect to Parent, its affiliates or their respective assets, businesses, relationships, contractual rights, obligations or arrangements. The parties agreed that Parent will bear the expenses and costs incurred by the parties in connection with any filings or other such actions which may be required to obtain clearance under any antitrust law for the consummation of the Offer and the Merger, in each case, after the initial filing in each jurisdiction.

Each party has also agreed to use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any contracts to which it is a party as may be necessary for the consummation of the Transactions or required by the terms of any contract as a result of the execution, performance, or consummation of the Transactions (except that in no event will the Company or its subsidiary be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval, or waiver required with respect to any such contract).

Access to Information

During the Pre-Closing Period, the Company has agreed to use commercially reasonable efforts, upon reasonable advance notice and subject to any governmental restrictions or recommendations, to (i) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours to relevant employees, assets and facilities and to relevant books, contracts, tax returns, work papers, records and other documents and information of the Company and its subsidiary and provide copies of such existing books, contracts, tax returns, work papers, records and other documents and information of the Company, in each case, to the extent reasonably requested by Parent or Purchaser, (ii) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request and (iii) cause its and its subsidiary’s officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Purchaser may from time to time reasonably request, subject to customary exceptions.

Employee Benefits and Compensation

For a period of one year following the Effective Time, Parent will provide, or cause to be provided, to each Company employee who is employed by the Company at the Effective Time, (i) each of base salary (or wage rate) and a target annual cash incentive compensation opportunity that, in each case, are at least as favorable as those provided to such employee immediately prior to the Effective Time, (ii) benefits (excluding equity and equity-based awards, severance, defined benefit pension plan benefits, nonqualified deferred compensation, subsidized retiree health or welfare benefits, post-termination health or welfare benefits, special or one-time awards, and retention or change in control payments) that are either (x) at least as favorable in the aggregate as the benefits maintained for and provided to such employee as of immediately prior to the Effective Time or (y) the same as those benefits provided to similarly situated employees of Parent or its subsidiaries and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company or its subsidiary to such employee as of immediately prior to the Effective Time as set forth in the confidential disclosure letter to the Merger Agreement.

Parent will or will cause service rendered by current employees to the Company and its subsidiary prior to the Effective Time to be taken into account for all purposes under all employee benefit plans of Parent and the Surviving Corporation and its subsidiary, to the same extent as such service was taken into account under the corresponding Company employee benefit plans immediately prior to the Effective Time for those purposes (except with respect to any defined benefit pension plan, retiree or post-termination health or welfare benefits, any benefit plan that is frozen or for which participation is limited to a grandfathered population, equity-based compensation arrangements, or to the extent that its application would result in a duplication of benefits with respect to the same period of service). Parent will not subject such employees to any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or its subsidiary for any condition for which they would have been entitled to coverage under the corresponding Company employee benefit plan in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its subsidiary to, give such employees credit under such employee benefit plans for any eligible expenses incurred by such employees and their covered dependents under a Company employee benefit plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such employees and their covered dependents in respect of the plan year in which the Effective Time occurs.

Effective as of no later than the day immediately preceding the date of the Closing, if requested by Parent in writing at least twenty business days prior to the date of the Closing, and subject to any applicable professional employment organization agreement, the Company will withdraw from the 401(k) plan in which it participates. If Parent provides such written notice to the Company, the Company will provide Parent with evidence that the Company has taken action to withdraw from participation in such 401(k) plan (effective as of no later than the day immediately preceding the date of the Closing), and the Company will have taken all steps necessary to so withdraw. To the extent that the Company withdraws from participation in the 401(k) plan pursuant to Parent’s request, Company employees will be eligible to participate in a 401(k) plan maintained by Parent or its affiliate as soon as reasonably practicable following the date of the Closing, and Parent or its applicable affiliate will effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or its affiliate with respect to each such Company employee.

Prior to making any material written or broad-based oral communications to any current or former officer, director, employee or individual independent contractor of the Company or its subsidiary pertaining to compensation or benefit matters described in the Merger Agreement or to compensation or benefits that will be provided by Parent or its affiliate following the date of the Closing, the Company will provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and the Company will consider any such comments in good faith, it being understood that after

Parent has been so provided with such opportunity the Company will not be required to provide Parent with any other communication if the content thereof is substantially the same as that previously reviewed by Parent.

The Merger Agreement does not confer upon any person (other than the Company, Parent and Purchaser) any rights with respect to the employee matters provisions of the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for indemnification and exculpation rights with respect to liabilities for acts and omissions occurring prior to or at the Effective Time, as well as related rights to advancement of expenses, in favor of the current and former directors and officers of the Company, who we refer to collectively as the “indemnitees.” Specifically, for a period of six (6) years after the Effective Time (or the later expiration of the statute of limitations), the provisions of the certificate of incorporation and bylaws of the Company as of the date of the Merger Agreement which relate to indemnification, exculpation and advancement of expenses, will survive the Merger and must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of an indemnitee, and will be observed by the Surviving Corporation and its subsidiaries to the fullest extent available under Delaware (or other applicable) law during such six-year period.

The Merger Agreement also provides that the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation will purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which (i) will be effective until the sixth anniversary of the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies.

Approval of Compensation Actions

The Merger Agreement provides that prior to the Acceptance Time, the Compensation Committee of the Company Board will take all such actions as may be required to approve, as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all compensation actions taken after January 1, 2023 and prior to the Acceptance Time that have not already been so approved.

Stockholder Litigation. The Company has agreed to notify Parent of litigation against the Company or any of its directors or officers relating to the Merger Agreement or the Transactions. The Merger Agreement provides that Parent will have the right to participate in the defense of any such litigation, the Company will consult with Parent regarding the defense of any such litigation, and the Company will not settle or compromise any such litigation without the prior written consent of Parent, not to be unreasonably withheld, delayed, or conditioned.

Treatment of Certain Indebtedness

The Company has agreed to use its commercially reasonable efforts to deliver to (a) the agent, under that certain Loan and Security Agreement, dated as of August 31, 2022 (as amended by that certain First Amendment to Loan and Security Agreement, dated as of February 2, 2023), by and among the Company, certain financial institutions party thereto and Hercules Capital, Inc. (the “Hercules LSA”), at least seven (7) business days prior to the date of the Closing, a written notice of prepayment of all outstanding principal and accrued but unpaid interest under the Hercules LSA, and (b) Parent, at least five (5) business days prior to the date of the Closing, a draft of (and prior to the date of the Closing, an executed copy of) a customary payoff letter from the lenders under the Hercules LSA relating to the repayment in full of all obligations thereunder or secured thereby (including any prepayment or end of term premium, penalties and charges, but excluding any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Hercules LSA), the termination of the Hercules LSA and all commitments in connection therewith and the release of all liens securing the obligations thereunder (the “Payoff Letter”). The Company will, and will cause its subsidiary to, use commercially reasonable efforts to deliver to Parent on or prior to the Closing, all the documents, filings and notices required to evidence the termination of the Hercules LSA and effect the release of all liens securing the obligations thereunder, which will in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Hercules LSA (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Hercules LSA). At the Closing, Parent will pay or will cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable on such date under the Hercules LSA in accordance with the Payoff Letter.

Takeover Laws

If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover laws and regulations (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors will use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 16 Matters

Prior to the Acceptance Time, the Company Board will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the disposition by Company directors and officers of Shares and Company Stock Options in the Transactions.

Termination

The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, under any of the following circumstances:

•	at any time prior to the Acceptance Time, by mutual written consent of Parent and the Company;

•

at any time prior to the Acceptance Time, by either Parent or the Company if any court of competent jurisdiction or other Governmental Body of competent jurisdiction has issued a final order, decree, or ruling, or has taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling, or other action has become final and non-appealable; except that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party unless such party has complied with its obligations under the Merger Agreement in all material respects, including the provisions regarding using reasonable best efforts to make a filing under the HSR Act. We refer to any termination of the Merger Agreement pursuant to this provision as a “Governmental Body Termination”;

•

by either Parent or the Company, if the Acceptance Time has not occurred on or prior to December 12, 2023 (the “Outside Date”) (except that no party will be permitted to terminate the Merger Agreement pursuant to this provision (i) unless such party has complied in all material respects with its obligations under the Merger Agreement, including the provisions regarding using reasonable best efforts to make a filing under the HSR Act or (ii) at any time the parties are litigating obligations under the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as an “Outside Date Termination”; provided, however, that if on the Outside Date, either the HSR Condition (as defined in Section 15 – “Conditions of the Offer”) or the Regulatory Condition (as defined in Section 15 – “Conditions of the Offer”) is not satisfied (in the case of the Regulatory Condition, solely to the extent that such judgment, order, injunction, action or law arises under the HSR Act or any antitrust law), then the Outside Date will be automatically extended for ninety (90) days (and such date will then be the “First Extended Outside Date”); provided, further, that, in the event that on the First Extended Outside Date, either the HSR Condition or the Regulatory Condition is not satisfied (in the case of the Regulatory Condition, solely to the extent that such judgment, order, injunction, action or law arises under the HSR Act or any antitrust law), then the Outside Date will be automatically extended for a second period of ninety (90) days.

•

at any time prior to the Acceptance Time, by the Company if (i) Purchaser fails to timely commence the Offer in violation of the terms of the Merger Agreement, except if a breach by the Company of the Merger Agreement is the primary cause of such failure, (ii) the Offer has expired or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer, (iii) Purchaser, in violation of the terms of the Merger Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer on the terms set forth in the Merger Agreement or (iv) there has been a breach of any covenant or agreement made by Parent or Purchaser in the Merger Agreement, or any representation or warranty of Parent or Purchaser is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy gives rise to a Purchaser Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by Parent or Purchaser of written notice from the Company of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (except that the right to terminate the Merger Agreement pursuant to this provision will not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Parent Breach Termination”;

•

at any time prior to the Acceptance Time, by the Company if the Company Board has determined to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal; and concurrently with such termination pays Parent the Termination Fee (as defined below). We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Proposal Termination”;

•

at any time prior to the Acceptance Time, by Parent if there has been a breach of any covenant or agreement made by the Company in the Merger Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy gives rise to a Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by the Company of written notice from Parent of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; (except that that the right to terminate the Merger Agreement pursuant to this provision will not be available to Parent if Parent is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Company Breach Termination”; or

•

at any time prior to the Acceptance Time, by Parent if the Company Board or any committee thereof effects a Change of Board Recommendation. We refer herein to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination.”

Effect of Termination

If the Merger Agreement is terminated, it will be void and of no effect and there will be no liability on the part of any party (or any of its Representatives), except that (i) certain specified provisions of the Merger Agreement, as well as the confidentiality agreement between Parent and the Company, will survive such termination, and (ii) except in a circumstance where the Termination Fee (as defined below) or the Reverse Termination Fee (as defined below) is paid, no such termination will relieve any person of any liability for damages resulting from common law fraud or any material breach of the Merger Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of the Merger Agreement prior to such termination. The Merger Agreement provides that Parent will cause the Offer to be terminated immediately after any termination of the Merger Agreement.

Termination Fees

The Company has agreed to pay Parent a termination fee of $100 million in cash (the “Termination Fee”) in the event that:

•	the Merger Agreement is terminated by the Company pursuant to a Superior Proposal Termination;

•	the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination; or

•

(A) the Merger Agreement is terminated pursuant to an Outside Date Termination (but, in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to the last proviso described in the Outside Date Termination), (B) any person has publicly disclosed an Acquisition Proposal after the date of the Merger Agreement and prior to such termination (unless publicly withdrawn prior to such termination) and (C) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal and the transactions contemplated by such Acquisition Proposal are subsequently consummated (provided, that, for purposes of clause (C) of this provision, references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”).

Any payment of the Termination Fee required to be made (1) pursuant to a Superior Proposal Termination will be paid concurrently with such termination, (2) pursuant to a Change in Recommendation Termination will be paid no later than five (5) business days after such termination and (3) pursuant to termination in accordance with the final bullet point above will be payable to Parent upon consummation of the transaction referenced therein. The Company will not be required to pay the Termination Fee more than once.

Parent has agreed to pay the Company a reverse termination fee of $158 million in cash (the “Reverse Termination Fee”), no later than five (5) business days after such termination in the event that:

•	Parent or the Company terminates the Merger Agreement pursuant to a Governmental Body Termination or an Outside Date Termination;

•

all of the Offer Conditions have been satisfied or waived other than (x) any such conditions are by their nature to be satisfied at the Expiration Date and (y) the Minimum Tender Condition, the Regulatory Condition, the HSR Condition, and the condition that the Company deliver to Parent a certificate dated as of the Expiration Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the Minimum Tender Condition, the Regulatory Condition and the HSR Condition, have been satisfied as of the Expiration Date; and

•

any of the HSR Condition or the Regulatory Condition (in the case of the Regulatory Condition, solely to the extent that such judgment, order, injunction, action or law arises under the HSR Act or any antitrust law) have not been satisfied or waived.

Parent will not be required to pay the Reverse Termination Fee more than once.

If paid, Parent’s receipt of the Termination Fee is the sole and exclusive remedy of Parent and Purchaser in respect of the Merger Agreement and, if paid, the Company’s receipt of the Reverse Termination Fee is the sole and exclusive remedy of the Company (except that Parent or the Company, as applicable, may seek specific performance to cause the Company or Parent and Purchaser, as applicable, to consummate the Transactions, but in no event will Parent be entitled to both specific performance and the payment of the Termination Fee (or monetary damages) and in no event will the Company be entitled to both specific performance and payment of the Reverse Termination Fee (or monetary damages)).

Specific Performance

Parent, Purchaser and the Company have agreed that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or if they otherwise breach such provisions. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without the posting of a bond or undertaking, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.

Expenses

Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws of any jurisdiction other than the State of Delaware that might otherwise govern under applicable principles of conflicts of laws.

Other Agreements

Confidentiality Agreements

Parent and the Company entered into a Confidentiality Agreement, dated as of February 11, 2022 (the “Teplizumab Confidentiality Agreement”), in connection with a possible business transaction involving the parties. Pursuant to the Teplizumab Confidentiality Agreement, subject to certain customary exceptions, Parent agreed to keep confidential certain proprietary or non-public information solely related to PRV-031 disclosed by or on behalf of the Company or its representatives for a period of one (1) year unless earlier terminated by either party upon thirty (30) days’ written notice to the other party, and to use any such information for the purpose of evaluating a possible business transaction. The Teplizumab Confidentiality Agreement was limited in application to information relating to PRV-031 and did not contain a standstill. Parent and the Company subsequently entered into the First Amendment to Confidentiality Agreement (the “First Confidentiality Amendment”), effective December 7, 2022, to extend the term of the Teplizumab Confidentiality Agreement to a period of two (2) years from December 7, 2022 and expand its application to cover the Company’s PRV-101 and PRV-3279 product candidates, in addition to PRV-031, in order to permit Parent to conduct due diligence on such product candidates.

In connection with the Transactions, Parent and the Company entered into a non-disclosure agreement, dated February 26, 2023 (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Parent and the Company agreed that, subject to certain customary exceptions including the ability to make disclosures required by applicable law, any non-public information each may make available to the other and their respective representatives will not be disclosed or used for any purpose other than the evaluation, negotiation and consummation of a possible business combination involving Parent and the Company. The Confidentiality Agreement includes a standstill provision for the benefit of the Company, and permitted Parent to privately and confidentially approach the Company’s Chairman of the Board, Chief Executive Officer or external financial advisors during the standstill period and certain fall-away provisions including in the event (A) the Company enters into any agreement with a third party other than Parent providing for a merger, tender offer, exchange offer, recapitalization or other transaction that results in a change of control of the Company or a sale of 50% or more of the consolidated assets of the Company or (B) a third party other than Parent commences a tender offer or exchange offer to acquire more than 50% of the Company.

The foregoing summary of the Confidentiality Agreements is only a summary and is qualified in its entirety by reference to the full text of the Teplizumab Confidentiality Agreement, the First Confidentiality Amendment and the Confidentiality Agreement, which are filed as Exhibits (d)(2), (d)(3) and (d)(4) of the Schedule TO respectively and are incorporated herein by reference.

Genzyme Co-Promotion Agreement

On October 4, 2022, the Company and Genzyme Corporation, a fully-owned subsidiary of Parent (“Genzyme”) entered into a Co-Promotion Agreement (the “Genzyme Co-Promotion Agreement”). Pursuant to the Genzyme Co-Promotion Agreement, the Company appointed Genzyme to co-promote and conduct certain commercialization activities with respect to teplizumab in the United States on a co-exclusive basis for the treatment of the indication for which teplizumab receives approval in the United States during the term of the Genzyme Co-Promotion Agreement. Under the Genzyme Co-Promotion Agreement, Genzyme has committed to making field resources representing more than 100 full time equivalent person years of work (each such year consisting of one thousand six hundred and eighty (1,680) hours per calendar year) available for such co-promotion and commercialization activities following the November 202 FDA approval of TZIELD (teplizumab-mzwv) to delay the onset of Stage 3 type 1 diabetes (“T1D”) in adult and pediatric patients aged 8 years and older with Stage 2 T1D.

Pursuant to the Genzyme Co-Promotion Agreement, the Company has committed to reimburse the field force-related expenses and certain other allowable expenses that Genzyme will incur in connection with commercializing teplizumab under the agreement, up to an aggregate cap of $33 million, which includes a pre-determined margin on field force-related expenses.

Pursuant to the Genzyme Co-Promotion Agreement, the Company has also granted Genzyme an exclusive, one-time right of first negotiation to obtain exclusive rights to research, develop and commercialize teplizumab with respect to the treatment or delay of T1D, or any of its root causes throughout the world, and to manufacture teplizumab in support of such research, development and commercialization (the “ROFN”) in exchange for a one-time upfront payment of $20 million, and subject to certain retained rights of the Company to engage in discussions with third parties with respect to certain transactions (“Third Party Transactions”). Genzyme may exercise the ROFN until June 30, 2023 (the “Initial ROFN Period”), and the Initial ROFN Period may be extended at Genzyme’s election, upon payment of a one-time extension fee, to the later of (i) September 30, 2023, and (ii) 60 days after the Company delivers to Genzyme the top-line data for an identified clinical trial sponsored by the Company (the “Data Delivery Date”). Within six months following the later of the expiration of (x) the Initial ROFN Period, and (y) any extension to the Initial ROFN Period pursuant to the terms of the Genzyme Co-Promotion Agreement, the Company may not enter into a Third Party Transaction on terms that are materially less favorable in the aggregate to the Company than the most recent terms Genzyme offered, if any, without first permitting Genzyme to execute an agreement with the Company on either such terms previously offered by Genzyme or the terms offered by such third party.

The activities of the Company and Genzyme under the Genzyme Co-Promotion Agreement in the United States are overseen by a joint steering committee composed of representatives from the Company and Genzyme. Under the Genzyme Co-Promotion Agreement, subject to any execution of a definitive agreement following an exercise of the ROFN, the Company will retain the right to develop, manufacture, supply and distribute, as well as determine the commercialization strategy for, teplizumab and will remain responsible for the costs of holding and maintaining regulatory approval of, reporting adverse events relating to, developing, manufacturing, supplying and distributing teplizumab.

The term of the Genzyme Co-Promotion Agreement expires on December 31, 2023. Subject to specified notice periods and limitations, (a) Genzyme may terminate the Genzyme Co-Promotion Agreement early if regulatory approval for teplizumab is obtained but later withdrawn or the Company undergoes a change of control with a major biopharmaceutical company with a certain level of financial resources and (b) either the Company or Genzyme may terminate the Genzyme Co-Promotion Agreement early if (i) the other party commits an uncured material breach, (ii) the other party undergoes a bankruptcy event, (iii) there is a material safety event associated with teplizumab, or (iv) there is a prolonged delay in performance due to a force majeure event.

The foregoing summary of the Genzyme Co-Promotion Agreement is not complete and is qualified in its entirety by reference to the full text of the Genzyme Co-Promotion Agreement, which is filed as Exhibit (d)(5) of the Schedule TO and is incorporated herein by reference.

Securities Purchase Agreement

On October 4, 2022, the Company and Aventis Inc., a fully owned subsidiary of Parent (“Aventis”) entered into a Securities Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, if the Biologics License Application (the “BLA”) submitted to the FDA for the delay of clinical T1D in at-risk individuals was approved by the FDA, Aventis agreed to purchase $35 million of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a purchase price per share equal to 140% of the daily volume-weighted average per share price of the Common Stock for the five consecutive trading days prior to the closing date, with such five consecutive trading days determined at the Company’s election. On November 17, 2022, the FDA approved the BLA. On February 9, 2023, the Company elected to proceed with the closing, and on February 10, 2023, Aventis purchased 2,712,497 shares of Common Stock at a price of $12.9032 per share for an aggregate purchase price of approximately $35 million.

Pursuant to the Purchase Agreement, prior to June 30, 2023 (the “Lock-Up Period”) Aventis will not, without the prior written consent of the Company, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any shares of Common Stock, or otherwise dispose of or transfer any shares of Common Stock (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, provided, that the foregoing shall not prohibit (a) Aventis from transferring any Lock-Up Securities to any of its affiliates or to the Company, (b) the disposition of any Lock-Up Securities pursuant to (x) any merger, consolidation or similar transaction to which the Company is a constituent corporation or (y) a bona fide tender offer or exchange offer made to all holders of Common Stock by a person other than the Aventis or any of Aventis’s affiliates, or (c) Aventis from transferring shares of Common Stock to reduce its ownership below 19.9% if the Common Stock owned by Aventis represents greater than 19.9% ownership of the then-outstanding shares of Common Stock solely as a result of an action taken by the Company.

The Purchase Agreement also provides Aventis with demand registration rights in respect of the shares of Common Stock issued pursuant to the Purchase Agreement, subject to certain conditions. In addition, in the event that the Company registers additional shares of common stock for sale to the public, the Company will be required to give notice of such registration to Aventis, and, subject to certain limitations, include Aventis’s shares of Common Stock in such registration. The registration rights granted under the Purchase Agreement will commence on June 30, 2023 and expire on June 30, 2025.

The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit (d)(6) of the Schedule TO and is incorporated herein by reference.

Exclusivity Agreement

Prior to signing the Merger Agreement, Parent and the Company entered into a letter agreement, dated as of February 26, 2023 (the “Exclusivity Agreement”), pursuant to which the Company agreed to negotiate exclusively with Parent regarding an acquisition of the Company until 11:59 p.m. Eastern Time on March 13, 2023, unless earlier terminated pursuant to the terms of the Exclusivity Agreement.

The foregoing summary and description of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit  (d)(7) of the Schedule TO and incorporated herein by reference.

12. Purpose of the Offer; Plans for the Company

Purpose of the Offer

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and would be the first step in Parent’s acquisition of the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter subject to the satisfaction and waiver of the other conditions to the Merger set forth in the Merger Agreement.

The Company Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The Merger will be consummated in accordance with Section 251(h) of the DGCL, which provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.

Plans for the Company

After completion of the Offer and the Merger, the Company will be a wholly owned indirect subsidiary of Parent. In connection with Parent’s consideration of the Offer, Parent is developing a plan, on the basis of available information, for the combination of the business of the Company with that of Parent. Parent plans to partially integrate the Company’s business into Parent. Parent will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

From and after the consummation of the Merger, until successors are duly elected or appointed and qualified in accordance with applicable law, or until their earlier death, resignation or removal, the directors and officers of Purchaser as of immediately prior to the Effective Time will be the directors and officers of the Company as of immediately after the Effective Time.

Except as set forth in this Offer to Purchase and the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company, (iii) any material change in the Company’s capitalization, indebtedness or dividend policy or (iv) any other material change in the Company’s corporate structure or business.

13. Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no vote of the Company’s stockholders will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger (unless otherwise agreed by the Company, Parent and Purchaser), pursuant to Section 251(h) of the DGCL. Immediately following the Merger, all of the outstanding shares of the Company’s common stock will be held indirectly by Parent.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following the Offer Closing.

Stock Quotation. The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is required to occur as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser), the Shares will no longer meet the requirements for continued listing on NASDAQ, and Parent will seek to cause the listing of Shares on NASDAQ to be discontinued as soon as the requirements for termination of the listing are satisfied.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on NASDAQ. Parent intends to, and will cause the Surviving Corporation to, terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

14. Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not declare, accrue, set aside or pay any dividends or make any other distributions in respect of the Company’s capital stock.

15. Conditions of the Offer

For purposes of this Section 15, capitalized terms used but not defined in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions below.

The Offer is not subject to any financing condition. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, any Shares validly tendered and not validly withdrawn in the Offer, unless, immediately prior to the then applicable Expiration Date:

•

any applicable waiting period under the HSR Act (and any extension thereof) applicable to the Transactions, including any agreements (i.e., timing agreements or otherwise) with a Governmental Body not to consummate the Merger for any period of time, has expired or been terminated (the “HSR Condition”);

•

there shall not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any action have been taken, or any legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, however, that Parent and Purchaser will not be permitted to invoke this clause unless they have taken all actions required under the Merger Agreement to avoid any such order or have any such order lifted (each of the immediately preceding bullet point and this bullet point (in the case of this bullet point, solely to the extent that such judgment, order, injunction, action or law arises under the HSR Act or any antitrust law), the “Regulatory Condition”);

•	after the date of the Merger Agreement, there not having occurred a Material Adverse Effect that is continuing (the “MAE Condition”);

•

the Company having complied with or performed in all material respects with each of the material covenants and agreements it is required to comply with or perform at or prior to the Acceptance Time (the “Obligations Condition”);

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”);

•

(ii) the representations and warranties of the Company contained in the Merger Agreement (other than the representations and warranties set forth in Section 4.2 of the Merger Agreement (Authorization; Valid and Binding Agreement), the first sentence of Section 4.3(a) (Capital Stock), Section 4.3(c) (Capital Stock), Section 4.3(d) (Capital Stock) and Section 4.25 (Merger Approval)) and that (x) are not made as of a specific date are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date and (y) are made as of a specific date are not true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”)

has not had, individually or in the aggregate, a Material Adverse Effect or (iii) the representations and warranties set forth in Section 4.2 of the Merger Agreement (Authorization; Valid and Binding Agreement), the first sentence of Section 4.3(a) (Capital Stock), Section 4.3(c) (Capital Stock), Section 4.3(d) (Capital Stock) and Section 4.25 (Merger Approval) are not true and correct in all respects, except for immaterial inaccuracies, as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, except for immaterial inaccuracies, as of such earlier date) (the “Representations Condition”); and

•	Parent having received from the Company a certificate signed on behalf of the Company to the effect that the Representations Condition and the Obligations Condition have been duly satisfied.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

Purchaser expressly reserves the right at any time, or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, Purchaser is not permitted to: (A) decrease the Offer Price or change the form of consideration payable in the Offer; (B) decrease the number of Shares sought to be purchased in the Offer; (C) amend, modify or waive the Minimum Tender Condition; (D) and to the Offer Conditions or impose any other conditions to the Offer; (E) amend or modify the Offer Conditions in a manner adverse to the holders of Shares; (F) extend the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or (G) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer.

16. Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Regulatory Condition and the HSR Condition. See Section 15 – “Conditions of the Offer.”

Antitrust Compliance

U.S. Antitrust Compliance

Under the HSR Act, certain acquisition transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied.

Under the HSR Act, the purchase of Shares may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Parent and the Company intend to file their Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger such that the waiting period will expire before or on April 10, 2023, unless earlier terminated by the FTC and the Antitrust Division, Parent receives a request for additional information or documentary material prior to that time, or Parent pulls and refiles its notification so as to provide the FTC and the Antitrust Division an additional 15 days to review the transaction. Expiration or termination of the HSR Act’s waiting period is a condition to the consummation of the Offer.

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Parent) to divest the Shares, or (iv) to require us or the Company to divest substantial assets or seek other conduct relief as a condition of consummating the acquisition. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could file suit seeking to enjoin the consummation of the Merger or seeking other structural or conduct relief or damages. See Section 15 –“Conditions of the Offer.”

Based upon an examination of publicly available information and other information relating to the businesses in which the Company is engaged, Parent and the Company believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither Parent nor the Company can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 –“Conditions of the Offer.”

State Takeover Laws

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.

The Company may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 – “Conditions of the Offer.”

17. Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders (including beneficial owners) who wish to exercise such appraisal rights must do so prior to the later of the time of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Shares who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Acceptance Time); (ii) followed the procedures set forth in Section 262 of the DGCL to exercise and perfect their appraised demand; (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise); and (iv) in the case of a beneficial owner, has submitted a demand that (A) reasonably identifies the holder of record of the Shares for whom the demand is being made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the “fair value” so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders (including beneficial owners) of appraisal rights in connection with the Merger under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder or beneficial owner must do all of the following:

•	prior to the later of the consummation of the Offer and twenty days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Acceptance Time);

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders and beneficial owners desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer (and do not withdraw the tendered shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18. Fees and Expenses

Purchaser has retained Innisfree M&A Incorporated to be the Information Agent, and Continental Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous

The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.

Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 – “Certain Information Concerning the Company” above.

Zest Acquisition Sub, Inc.

March 24, 2023

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

1.	PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is c/o Zest Acquisition Sub, Inc., 55 Corporate Drive, Bridgewater, NJ 08807. The telephone number at such office is +1 (800) 981-2491. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Michael J. Tolpa Director; President

Michael Tolpa holds a Bachelor of Science in Accounting from the State University of New York at Fredonia. He has served as Associate Vice President and Treasurer, North America, of Sanofi US Services Inc. since 2015.

Prior to joining Sanofi, Michael Tolpa held various positions within Alstom S.A. from 1995 to 2015. He served as Treasurer for Alstom Group North America, from 2010 to 2015.

Michael Tolpa is a citizen of the United States of America.

2.	AVENTIS INC.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Aventis Inc. are set forth below. The business address of each such director and executive officer is 55 Corporate Drive, Bridgewater NJ 08807. The telephone number at such office is +1 (800) 981-2491. Except as otherwise indicated, each director and executive officer is a citizen of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Debora C. Pellicano Director, Vice President and Chief Financial Officer

Debora C. Pellicano has served as the Head of Finance for Sanofi Specialty Care & CFO North America since 2022. She joined Sanofi as Head of Finance, Planning & Performance in 2020.

Prior to joining Sanofi, she spent over 6 years at AmerisourceBergen Corporation, where she served as the Senior Vice President, Finance and was responsible for the financial performance and customer valuations for the Health Systems & Specialty Services and Community & Specialty Pharmacies commercial segments from 2014-2020.

Debora C. Pellicano is both a citizen of the United States of America and Brazil.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Olivier Bogillot Director

Olivier Bogillot has a PhD in Economics from the University of Lyon I, along with a Master’s degree in Health Economics and Public Health, and a degree in Molecular Biology and Physiology. In late 2022, Olivier was appointed to his current position as Head of U.S. General Medicines at Sanofi, where he leads the business unit responsible for serving the Diabetes, Cardiovascular and Transplant communities.

Prior to this role, he served as Chief of Staff, CEO Office at Sanofi from April 2018-March 2020 and as President France Sanofi from then until late 2022.

Olivier Bogillot is also a member of the board of directors of Les Entreprises du Médicament (Leem) and chairs the French Federation of Health Industries (FEFIS).

Olivier Bogillot is a citizen of France.

Carole Huntsman Director

Carole Huntsman has an MBA from Boston College – Wallace E. Carroll Graduate School of Management and a B.A. in History from Boston College. From 2017 until early 2020, Carole was the Head of Multiple Sclerosis, Oncology and Immunology, North America, Sanofi Genzyme. In early 2020, she was appointed to her current position as the Head Specialty Care of North America and U.S. Country Lead at Sanofi.

In her role as Country Lead, Carole leads the coordination of Sanofi’s presence in the U.S. spanning all Global Business Units and Functions.

Carole Huntsman is a citizen of the United States of America.

Thomas Costa Director

Thomas Costa has been an independent board member of the Aventis Inc. since 2015. He has not held any other material position during the last five years.

Thomas Costa is a citizen of the United States of America.

Jamie Haney Vice President, General Counsel and Secretary	Jamie Haney has a law degree from DePaul University College of Law and a B.A. in English (with a minor in Spanish) from Purdue University. She has served as General Counsel, Sanofi North America and Head of Legal Specialty Care GBU since late 2022.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Prior to joining Sanofi, she served as General Counsel at Novo Nordisk, Inc. from 2020-2022. She served as Managing Director at Eli Lilly Suisse from 2018-2020 and as Senior Director, Integrated Health at Eli Lilly USA LLC from 2016-2018.

Jamie Haney is a citizen of the United States of America.

Robert J. Ridolfi Vice President, Tax, North America

Robert Ridolfi has a Bachelor’s degree in Accounting from Temple University along with a Master’s degree in Taxation from Widener University. In 2015, Robert was the Sr. Director of Tax in charge of Sanofi US tax reporting and compliance. From 2016-19, he was the AVP of Tax Audits and Controversy and in late 2019 was appointed to his current position as the Head of North America Tax.

Robert Ridolfi is a citizen of the United States of America.

Stephen Smith Vice President

Stephen Smith holds a law degree and an MBA from Widener University and a B.S. in biology from St. Joseph’s University. From 2015-2019, he was assistant general counsel in the Global R&D Legal department at Sanofi supporting the US. In 2019, he was appointed to his current position.

Stephen Smith is a citizen of the United States of America.

Michael J. Tolpa Associate Vice President and Treasurer, North America

Michael Tolpa holds a Bachelor of Science in Accounting from the State University of New York at Fredonia. He has served as Associate Vice President and Treasurer, North America, of Sanofi US Services Inc. since 2015.

Prior to joining Sanofi, Michael Tolpa held various positions within Alstom S.A. from 1995 to 2015. He served as Treasurer for Alstom Group North America, from 2010 to 2015.

Michael Tolpa is a citizen of the United States of America.

3.	PARENT

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director and executive officer is c/o Sanofi, 46, avenue de la Grande Armée, 75017 Paris, France, + 33 1 53 77 40 00. Except as otherwise indicated, each director and executive officer is a citizen of France.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Serge Weinberg Chairman of the Board; Chairman of the Strategy Committee; Member of the Scientific Committee; Member of the Appointments, Governance and CSR Committee

Serge Weinberg holds a Bachelor’s degree in Law from the Institut d’Études Politiques and is a Graduate of ENA (Ecole Nationale d’Administration).

Since 2015, he has been Chairman of the investment firm Weinberg Capital Partners.

Serge Weinberg held different positions as a “sous-préfet” from 1976 to 1981, and became Chief of Staff of the French Budget Minister, Laurent Fabius, in 1981. After serving as Deputy General Manager for Finance at the French Television Channel FR3 (1982-1983), he became Chief Executive Officer and then Chairman of the Havas Tourisme Group from 1983 to 1987. He served as CEO of Pallas Finance for three years before joining the Pinault Group in 1990 as President of CFAO. In the Pinault Group he served as Chairman and CEO of Rexel from 1991 to 1995 and chaired the Management Board of the PPR Group (currently named Kering) for 10 years. He was appointed Chairman of the Board in May 2010. He was interim CEO between October 29, 2014 and April 1, 2015. Serge Weinberg has been an independent Director of Sanofi since October 2015. He has also been an independent Director of Kering since 2022.

Serge Weinberg is also a member of the Board of the AFEP and a member of the Council on Foreign Relations. He is also a founder of the Institute for Brain and Spinal Cord Disorders (ICM). He holds the rank of Officer in the “Légion d’honneur” (French Legion of Honor).

Serge Weinberg is a citizen of France.

Paul Hudson Director; Chief Executive Officer; Chairman of the Executive Committee; Member of the Strategy Committee

Paul Hudson joined Sanofi as CEO on September 1, 2019. Previously CEO of Novartis Pharmaceuticals (2016-2019), where he was a member of the Executive Committee, Paul has an expansive international career in healthcare that spans the U.S., Japan and Europe.

Prior to Novartis, he worked for AstraZeneca from 2006 to 2016, where he held several increasingly senior positions and most recently carried out the roles of president, AstraZeneca United States and

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

executive vice president, North America. He began his career in sales and marketing roles at GlaxoSmithKline UK and Sanofi-Synthélabo U.K.

Paul holds a degree in economics from Manchester Metropolitan University in the U.K. and in July 2018 his alma mater awarded him an honorary Doctor of Business Administration for his achievements in industry. He also holds a diploma in marketing from the Chartered Institute of Marketing, also in the U.K.

Paul Hudson is a citizen of the United Kingdom.

Christophe Babule Director; Member of the Audit Committee

Christophe Babule is a graduate of HEC (Ecole des Hautes Etudes Commerciales) Paris and holds a Master of Business Administration (MBA) in finance.

He has been a Director of Sanofi since early 2019. On November 19, 2018, Christophe Babule was appointed Executive Vice-President, Chief Financial Officer and has been a member of L’Oréal’s Executive Committee as of mid-February 2019.

Christophe Babule has spent his career with L’Oréal, which he joined in 1988. He spent 7 years in the Luxury Division in Italy before being appointed as Director of Administration & Finance based in China. In 2007, he was appointed Administration & Financial Director for Mexico. In 2010, he returned to France to join Christian Mulliez’s Executive Committee as Director of Internal Audit for nearly 5 years. Afterwards he was appointed to the position of Administration & Financial Director for the Asia Pacific Zone based in Shanghai and then in Hong Kong.

Christophe Babule is a citizen of France.

Rachel Duan Independent Director; Member of the Compensation Committee

Rachel Duan holds a bachelor’s degree in Economics and International Business from Shanghai International Studies University, China and an MBA from The University of Wisconsin – Madison, USA.

She has been an independent Director of Sanofi since 2020. Rachel Duan joined GE in 1996 and worked at GE across multiple businesses in the U.S., Japan and China. Since 2006, she has held senior leadership positions including CEO of GE Advanced Materials China and then Asia Pacific, CEO of GE Healthcare China, and CEO of GE China. Most recently, Ms. Duan served as President & CEO of GE’s Global Markets where she was responsible for driving GE’s growth in global emerging markets including China,

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

APAC, India, Africa, Middle East and Latin America. Ms. Duan also serves as non-executive board member of AXA S.A. She also serves as an independent Director of AXA (France), HSBC and Adecco Group.

Rachel Duan is a citizen of China.

Lise Kingo Independent Director; Member of the Appointments, Governance and CSR Committee

Lise Kingo holds a bachelor’s degree in Religions and Ancient Greek Art from the University of Aarhus in Denmark, a bachelor’s degree in Marketing and Economics from the Copenhagen Business School and a master’s degree in Responsibility & Business from the University of Bath in the UK.

Lise Kingo has been an independent director of Sanofi since June 2020 and currently serves as member of the Appointment, Governance and CSR Committee. Lise Kingo was CEO & Executive Director of the United Nations Global Compact, a position she has held, from 2015 to June 2020. The UN Global Compact is the world’s largest corporate sustainability initiative uniting business to create a better world through universal principles and the UN Sustainable Development Goals.

Lise Kingo began her career in 1986 in business-to-business advertising at JP Bureau in Copenhagen and joined Novo Industries (now Novo Nordisk after the merger with Nordisk Gentofte) in 1988, where she remained for 26 years. She served as Chief of Staff, Executive Vice President and member of the Executive Management team since 2002, where she was instrumental in defining Novo Nordisk’s sustainable business strategy. Prior to 2002, she held various positions in Novozymes, Novo Holding and Novo Nordisk, including internal audit, compliance, people & organization, branding and sustainability.

She is an independent Director of Danone, Covestro AG and Aker Horizons ASA.

Lise Kingo is also certified as a director by INSEAD in France. Throughout her career, she has held positions in Denmark, the United Kingdom, Norway, the Netherlands and the United States.

Lise Kingo is a citizen of Denmark.

Patrick Kron Independent Director; Chairman of the Compensation Committee; Member of the Appointments, Governance and CSR Committee; Member of the Strategy Committee	Patrick Kron is a graduate of École polytechnique and the Paris École des mines. He has been an independent Director of Sanofi since 2014 and currently serves as Chairman of the

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Compensation Committee of Sanofi and Member of the Appointments, Governance and CSR Committee and the Strategy Committee of Sanofi. Patrick Kron started his career in the French Ministry of Industry where he served from 1979 until 1984. He then joined the Pechiney Group where from 1984 until 1988 he held operational responsibilities in one of the Group’s most important factories in Greece, becoming manager of the Greek subsidiary. From 1988 to 1993, he occupied several senior operational and financial positions within Pechiney, first managing a group of activities in the processing of aluminium and eventually as President of the Electrometallurgy Division. In 1993, he became a member of the Executive Committee of the Pechiney Group and was appointed Chairman of the Board of the Carbone Lorraine Company, a position he held until 1997. From 1995 to 1997, he ran the Food and Health Care Packaging Sector of Pechiney and held the position of Chief Operating Officer of the American National Can Company in Chicago (USA). From 1998 to 2002, Patrick Kron was Chief Executive Officer of Imerys before joining Alstom in 2002. Between 2003 and 2016, he was Chief Executive Officer, then Chairman and Chief Executive of Alstom. Patrick Kron was awarded the Légion d’honneur in 2004 and is Officer of National Order of Merit since 2007.

Additionally, he is a Chairman of Truffle Capital SAS and of PKC&I SAS, Chairman of the Board of Imerys, and a Director of Holcim and Viohalco. He is also the permanent representative of PKC&I on the Supervisory Board of Segula Technologies.

Patrick Kron is a citizen of France.

Barbara Lavernos Director; Member of the Appointments, Governance and CSR Committee

Barbara Lavernos has served as Director of Sanofi since 2021 and is currently a member of the Member of the Appointments, Governance and CSR Committee. She spent her entire career with L’Oréal, whom she joined in 1991. In 2004, she was appointed Global Chief Procurement Officer, and was Managing Director of Travel Retail in 2011. In 2014, she was appointed Executive Vice President Operations and became a member of the L’Oréal group Executive Committee. At the end of 2018, she became Chief Technology and Operations Officer at L’Oréal.

Since February 2021, she has served as the L’Oréal group’s President for Research, Innovation and

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Technologies, and in May 2021, she was appointed Deputy CEO of L’Oréal.

Barbara Lavernos is a graduate of the HEI chemical engineering school at Lille (France). In December 2020, she was named “Chevalier of the Legion of Honor”. Barbara Lavernos is a citizen of France.

Fabienne Lecorvaisier Independent Director; Chairwoman of the Audit Committee

Fabienne Lecorvaisier is a graduate of Ecole Nationale des Ponts et Chaussées. She has served as an independent Director at Sanofi since 2013 and currently serves as Chairwoman of the Audit Committee.

Since July 2021 Fabienne Lecorvaisier is Executive Vice President, in charge of Sustainable Development, Public and International Affairs, Social Programs and General Secretariat of Air Liquide. Fabienne Lecorvaisier began her career at Société Générale and later held various positions at Barclays Bank and the Banque du Louvre. In 1993, she joined the Essilor Group as Development Director before being appointed Finance and Information Systems Director of Essilor America in 1996, then Chief Financial Officer of the Group in 2001 and Senior Vice-President Strategy and Acquisitions in 2007. In 2008, she was appointed Chief Financial Officer of the Air Liquide Group, and member of its Group Executive Committee. Since July 2017, she has been appointed Executive Vice President of the Air Liquide Group in charge of Finance, Operations Control and General Secretariat.

Fabienne Lecorvaisier is a Director of Air Liquide International the Hydrogen Company (France) and American Air Liquide Holdings, Inc. (United States). She is also Executive Vice President of Air Liquide International Corporation. She is also an independent Director and a member of the Audit and Risk Committee of Safran Group.

Fabienne Lecorvaisier is a citizen of France.

Carole Ferrand Independent Director; Member of the Audit Committee

Carole Ferrand is a graduate of École des Hautes Études Commerciales (HEC Paris).

She has been an independent Director since of Sanofi since 2022, and currently serves as a member of the Audit Committee. Carole began her career in 1992 at PricewaterhouseCoopers, where she worked first in audit and then in financial consultancy. After ten years at Sony France, first as Chief Financial Officer

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

(2000-2002) and then as General Secretary, she was appointed Chief Financial Officer of the EuropaCorp Group in 2011. In 2013, she was appointed Finance Director of the Artémis Group. She then served on the Board of Directors of Capgemini for two years (2016-2018) before being appointed to her current position as Group CFO. Carole has held various board member positions including at Fnac Darty between 2013 and 2022.

Carole Ferrand is a citizen of France.

Gilles Schnepp Independent Director; Chairman of the Appointments, Governance and CSR Committee; Member of the Strategy Committee

Gilles Schnepp has been an independent Director of Sanofi since 2020 and currently serves as the Chairman of the Appointments, Governance and CSR Committee and as a member of the Strategy Committee.

In 2021, he was appointed Chairman of the Board of Directors of Danone. A graduate of HEC in 1981, Gilles Schnepp began his career at Merrill Lynch in 1983 before joining Legrand in 1989 where he held several positions before becoming Deputy Chief Executive Officer in 2001, Chief Executive Officer in 2004 and Chairman and Chief Executive Officer from 2006 until 2018. He also served as a member of the Board of Directors of Legrand from 2018 to 2022.

Gilles Schnepp has also been a member of the Board of Directors of Saint Gobain since 2009 and Vice-Chairman of the Supervisory Board of PSA from 2019 to 2021.

Gilles Schnepp is a citizen of France.

Diane Souza Independent Director; Member of the Audit Committee; Member of the Compensation Committee

Diane Souza holds a degree in Accounting from University of Massachusetts and an honorary doctorate in Business Studies from University of Massachusetts Dartmouth as well as and a degree in dental hygiene from Northeastern University, Forsyth School for Dental Hygienists. She is a Certified Public Accountant.

She has been an independent Director of Sanofi since 2016 and currently serves as a member of the Compensation Committee and the Audit Committee. Diane Souza started her career as an Audit Staff Accountant at Price Waterhouse in 1979, then held various positions at Deloitte Haskins & Sells from 1980-1988 before returning to Price Waterhouse from 1988-1994. From 1994-2006, she held various senior positions at Aetna Inc. From 2007-2008, she

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

served as Principal Consultant at Strategic Business Solutions, LLC and from 2008-2014, she served as Chief Operating Officer of OptumHealth Specialty Benefits, then Chief Executive Officer of UnitedHealthcare Specialty Benefits. She was a Director at Farm Credit East in the United States. Currently, she is a member of the Board of Directors of Amica Insurance Companies (USA).

Diane Souza is a citizen of the United States of America.

Thomas Südhof Independent Director; Chairman of the Scientific Committee

Thomas Südhof, MD holds a degree in medicine from the Faculty of Medicine of the University of Göttingen and a Doctoral Degree from the Max Planck Institute/University of Göttingen (Germany).

He is an independent Director of Sanofi since 2016 and currently serves as Chairman of the Scientific Committee. Thomas Südhof, is the Avram Goldstein Professor in Stanford University School of Medicine, and serves as a professor of Molecular & Cellular Physiology and Neurosurgery, and, by courtesy, of Psychiatry and Neurology. In addition, he is an investigator of the Howard Hughes Medical Institute, and has been an advisor at Catalio Venture Partners since 2019.

Previously, Dr. Südhof spent 25 years at the University of Texas, Southwestern, where he acted as Chairman of the Department of Neuroscience. Most of his research at that time focused on the mechanisms of synaptic information transmission which have pharmacological consequences for the treatment of neurodegenerative and neuropsychiatric diseases. He is co-founder and member of numerous scientific committees of companies and biotechs based in the United States.

Dr. Südhof won the Nobel Prize in Physiology or Medicine (shared with James Rothman and Randy Shekman) in 2013, the Albert Lasker Medical Basic Research Award (shared with Richard Scheller), as well as the Bernhard Katz Award of the Biophysical Society (shared with Reinhard Jahn).

Thomas Südhof is a citizen of Germany and the United States of America.

Wolfgang Laux Director Representing Employees; Member of the Compensation Committee	Wolfgang Laux has worked for Sanofi and Aventis since 2000. Until 2006, he worked as Senior Scientist in Process Development in Frankfurt/Höchst and since 2006 as Industrialization Coordinator for new

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
products in Industrial Affairs’ central organization at Croix-de-Berny and Gentilly.

Involved in employee representation since 2014 for the trade union organization “CFE-CGC”, he has been a member of the Works council of the Sanofi Chimie central organization (since 2014), member of the Committee on hygiene, safety and working conditions (CHSCT, 2016-2019) and trade union delegate (since 2016).

Wolfgang Laux holds a Ph.D. in organic chemistry from the University of Frankfurt am Main and has been a post-doctoral research fellow at the State University of New York at Stony Brook (US, 1998-2000) and at the University of Montpellier (France, 1996-1997).

Wolfgang Laux is a citizen of Germany.

Ceng-Yann Tran Director Representing Employees

Yann Tran has worked for Sanofi and Aventis since 1995. Until 2006, he was a researcher in molecular biology and then a bioinformatics researcher from 2006 to 2010 at Sanofi R&D.

From 2010 to 2021, he was the trade union leader in social relations in the Sanofi group and at the national level. From 2014 until 2021, he was federal delegate in charge of the Pharmacy branch - negotiations and monitoring of branch agreements, national collective agreements as well as responsible for social protection for the FCE-CFDT federation (trade union organization). In 2021, he became coordinator for IndustriALL Europe at CEE Sanofi.

He was a member of the Sanofi Employee Savings Supervisory Board (PEG and PERCO, 2010-2014) and a member of the Sanofi Group Committee (2010-2014).

Yann Tran holds a master’s degree in Biochemical and Biological Engineering Sciences and Techniques (Paris XII University, France) and a DEA in Biochemistry: Integrative Protein Biology (Paris VII University, France).

Ceng-Yann Trann is a citizen of France.

Emile Voest Independent Director; Member of the Scientific Committee

Emile Voest obtained a Ph.D. in medicine from the University of Utrecht.

Emile has been an independent Director of Sanofi since 2022 and currently serves as a member of the Scientific Committee. Emile Voest is currently director of Cancer Core Europe, a collaboration of

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
seven top comprehensive cancer centers in Europe and was Executive Medical Director of the Netherlands Cancer Institute (NKI) until 2021.

He has been Professor of Medical Oncology at the University of Utrecht (UMC) since 1999 and leads his research group at the NKI and Oncode Institute. He has founded and leads several innovative precision medicine initiatives in oncology. He is co-founder and non-executive board member of the Hartwig Medical Foundation (large scale DNA analyses), is a board member of the Center for

Personalized Cancer Treatment and leads several innovative precision oncology clinical trials. Over recent years, he also played several leadership roles in medical societies such as ESMO (European Society for Medical Oncology) and ASCO (American Society of Clinical Oncology).

Emile Voest is a citizen of the Netherlands.

Antoine Yver Independent Director; Member of the Scientific Committee

Antoine Yver is a former intern in medicine at the Hôpitaux de Paris as well as a former assistant at the Hôpitaux de Paris in pediatrics and oncology and former head of clinic at the Universities. He is a Doctor of Medicine and Pediatrics from the University of Paris-Sud 11. He also obtained a Master’s degree in Immunology from the University of Paris.

Antoine has been an independent Director of Sanofi since 2022 and currently serves as a member of the Scientific Committee. In 2021, Antoine took over as Chairman of Development at Centessa Pharmaceuticals, Ltd.

He began his oncology development career at Rhône Poulenc Rorer Inc. in 1990. In 1999, he joined the Aventis Group as Senior Director, Oncology Global Clinical Development. In 2005, he was appointed Senior Director of Oncology at Johnson & Johnson and in 2006, Executive Director of Oncology at Schering-Plough. From 2009 to 2016, he led global oncology development at AstraZeneca, delivering TAGRISSO and LYNPARZA, including Senior Vice President, GMD Head of Oncology and Lead, China GMD (2013-2016). Subsequently, he was Executive Vice President, Global Head of Oncology Research and Development at Daiichi Sankyo and developed ENHERTU.

Antoine Yver is a citizen of the United States of America, France, and Switzerland.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Olivier Charmeil Executive Vice President, General Medicines

Olivier Charmeil is a graduate of HEC (École des Hautes Études Commerciales) and of the Institut d’Études Politiques in Paris.

From 1989 to 1994, he worked in the Mergers & Acquisitions department of Banque de l’Union Européenne. He joined Sanofi Pharma in 1994 as head of Business Development. Subsequently, he held various positions within Sanofi, including Chief Financial Officer (Asia) of Sanofi- Synthélabo in 1999 and Attaché to the Chairman, Jean-François Dehecq, in 2000, before being appointed as Vice President, Development within the Sanofi-Synthélabo International Operations Directorate, where he was responsible for China and support functions. In 2003, Olivier Charmeil was appointed -

Chairman and Chief Executive Officer of Sanofi-Synthélabo France, before taking the position of Senior Vice President, Business Management and Support within the Pharmaceutical Operations Directorate. In this role, he piloted the operational integration of Sanofi-Synthélabo and Aventis. He was appointed Senior Vice President Asia/Pacific, Pharmaceutical Operations in February 2006; Operations Japan reported to him from January 1,

2008, as did Asia/Pacific and Japan Vaccines from February 2009. On January 1, 2011, Olivier Charmeil was appointed Executive Vice President Vaccines, and joined Sanofi’s Executive Committee.

In May 2015, Olivier Charmeil and André Syrota were appointed as Co-Leaders of “Medicine of the Future”, an initiative developed by the French Minister for Economy, Industry and Digital Affairs, the French Minister for Social Affairs, Health and Women’s Rights and the French Minister for National and Higher Education and Research. They have been tasked with assembling a group of industrialists and academics, with the objective of imagining how French industry can accelerate the launch and export of innovative industrial products, with an emphasis on new biotechnologies. From June 2016 to December 2018, Olivier Charmeil served as Executive Vice President of our General Medicines and Emerging Markets Global Business Unit.

In 2019, he served as Executive Vice President, China and Emerging Markets. In February 2020, he was appointed to lead Sanofi’s General Medicines unit, a diversified portfolio of iconic brands and essential medicines to meet the needs of millions of

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

patients with chronic conditions. Additionally, in 2020, Olivier became a Board Member of the European Federation of Pharmaceutical Industries and Associations (EFPIA).

Olivier Charmeil is a citizen of France.

Jean-Baptiste Chasseloup de Chatillon Executive Vice President, Chief Financial Officer

Jean-Baptiste Chasseloup de Chatillon holds a Masters from Paris Dauphine University and studied Finance in the United Kingdom at Lancaster University.

Before joining Sanofi, he served as Chief Financial Officer and Executive Vice President of the PSA Group. In that capacity, he was also a member of the Managing Board and Executive Committee. He held various management positions within the PSA Group in finance (Treasurer in Spain, Chief Financial Officer in the United Kingdom) and in sales and marketing (Citroen Belgium Managing Director). He was also Chairman of the Board of Banque PSA Finance (BPF) from 2012 to June 2016. He joined the Peugeot S.A. Managing Board in 2012. He was appointed as Director and member of the Audit Committee of Sodexo (a French listed company) on December 14, 2021.

He was appointed to his current position as Executive Vice President, Chief Financial Officer in 2018.

Jean-Baptiste Chasseloup de Chatillon is a citizen of France.

Roy Papatheodorou Executive Vice President, General Counsel, Head of Legal, Ethics & Business Integrity

Roy Papatheodorou holds a Legal Practice Course from BPP School of Law in London and a LLB in Law from King’s College London. He is a qualified solicitor in England & Wales. Roy was appointed to his current position as Executive Vice President, General Counsel & Head of Legal, Ethics & Business Integrity in 2022.

Before joining Sanofi, Roy was the General Counsel of Novartis Pharmaceuticals since 2017. Prior to that, he headed Legal Transactions at Novartis. From 2011 to 2013, he was the Group General Counsel and Secretary to Board of Directors at Actavis, a global generic pharmaceutical leader. Prior to this, Roy spent several years at Linklaters London, Moscow and Sao Paulo, advising mainly on corporate, international mergers & acquisitions, private equity and restructurings.

Roy Papatheodorou is a citizen of Cyprus and Italy.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Julie Van Ongevalle Executive Vice President, Consumer Healthcare

Julie Van Ongevalle joined Sanofi on September 1, 2020. She graduated from the Institut Catholique des Hautes Etudes Commerciales (Belgium) with a Master’s of Science in Commercial and Financial Sciences.

With over 20 years of international experience, Julie has a deep knowledge of consumers and digital, as well as a proven track record in brand building, from identifying growth opportunities to building and implementing delivery strategies.

Prior to joining Sanofi, Julie worked at the Estée Lauder Companies, where she held roles of increasing responsibility across the company, starting in 2004. As Global Brand President of the Origins brand from 2016, she led a global organization of 4,000 people, growing the company’s market share across geographies. Prior to Origins, she spent eight years in the M.A.C. Cosmetics division, first as General Manager Benelux, then of the EMEA Region and finally North America. Julie started her career as a marketing manager at GSK Consumer Healthcare and Clinique.

Julie Van Ongevalle is a citizen of Belgium.

Natalie Bickford Executive Vice President, Chief People Officer

Natalie Bickford was appointed to her current position as Executive Vice President, Chief People Officer in 2020.

She has worked in HR for more than 20 years and brings a wealth of experience in consumer-facing industries to Sanofi. Natalie previously worked as Group HR Director at Merlin Entertainments, the world’s second largest location-based entertainment business, where she was responsible for 30,000 employees across Europe, North America, and Asia Pacific. She also held senior HR positions at Sodexo, AstraZeneca and Kingfisher Plc.

Natalie has a solid track record of transforming organizations, with a strong focus on inclusion and diversity. She was awarded “HR Diversity Champion of the Year” at the European Diversity Awards in November 2019. Natalie is also a Board member of the Kronos Workforce Institute, a reflection of her deep interest in understanding and shaping the future of work.

Natalie graduated from the University of Warwick in French and international politics. She is also a board member of the Kronos Workforce Institute.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Bill Sibold Executive Vice President, Specialty Care; President, North America

Bill Sibold holds an MBA from Harvard Business School and a B.A. in Molecular Biophysics and Biochemistry from Yale University. He has more than twenty-five years of experience in the biopharmaceutical industry. Bill Sibold began his career with Eli Lilly and then held a number of leadership positions within Biogen, including driving their US commercial operations in neurology, oncology and rheumatology. He also worked for Biogen in Australia and the Asia-Pacific region, and served as Chief Commercial Officer at Avanir Pharmaceuticals. Bill Sibold joined Sanofi in late 2011 as head of the MS franchise where he oversaw the successful launches of Aubagio® and Lemtrada®. From January 2016 to June 2017 he served as head of Sanofi Genzyme’s Global Multiple Sclerosis, Oncology and Immunology organization, where he led preparation for the global launches of Dupixent® and Kevzara®.

Bill Sibold has headed up Sanofi Genzyme, Sanofi’s specialty care global business unit, since July 1, 2017. He has also served as sponsor for North America since February 2020.

Bill Sibold is a citizen of the United States of America and Canada.

Thomas Triomphe Executive Vice President, Vaccines

Thomas Triomphe earned his MSc in industrial engineering from Ponts et Chaussées and he also holds an MBA from INSEAD.

Thomas joined Sanofi Pasteur in 2004 and has since advanced within the company in several roles of increasing responsibility in sales and marketing, at the country, regional and global levels. From 2015 to 2018, he was Head of the Asia Pacific Region, based in Singapore. Before that, he served as Head of Sanofi Pasteur Japan from 2012 to 2015. In 2010, he became Associate Vice President, Head of the Influenza-Pneumo Franchise after three years as Director for the same franchise, based in the US. Earlier in his career, Thomas worked in banking and strategic consulting.

Thomas was the Vice President and Head of Franchise & Product Strategy for Sanofi Pasteur from 2018 to 2020.

Thomas Triomphe is a citizen of France.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Brendan O’Callaghan Executive Vice President, Manufacturing and Supply

Brendan O’Callaghan graduated with a degree in chemical engineering from the University College of Dublin, where he currently serves as an honorary adjunct Professor of Chemical and Biochemical Engineering.

He was appointed to his current position as Executive Vice President, Manufacturing and Supply in 2021. Brendan joined Sanofi in 2015 and was previously the Global Head of Biologics and Manufacturing and Supply head of the Specialty Care portfolio. He has played a key role in supporting Sanofi’s transformation to a fully integrated BioPharma company and advancing the digital transformation of the manufacturing network, notably the Framingham site in the U.S., which was awarded the prestigious International Society for Pharmaceutical Engineering Factory of the Future and Facility of the Year Awards in 2020.

Prior to Sanofi, Brendan worked at Schering-Plough before moving to Merck / MSD as Head of Biologics and later Vice President of its Europe, Middle East and Africa Operations.

Brendan O’Callaghan is a citizen of Ireland.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

If delivering by mail: Continental Stock Transfer & Trust Company Attn: Corporate Actions /Provention Bio Offer One State Street - 30th Floor New York, NY 10004

If delivering by hand, express mail, courier

or any other expedited service:

Continental Stock Transfer & Trust Company

Attn: Corporate Actions

/Provention Bio Offer

One State Street - 30th Floor

New York, NY 10004

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and any related materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 800-5195

Banks and Brokers may call collect: (212) 750-5833